UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERJEX RESOURCES, INC.

(Name of small business issuer in its charter)

Nevada	1311	88-0422242
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

7300 W. 110th, 7th Floor

Overland Park, KS

(913) 693-4600

(Address and telephone number of principal executive offices)

Steve Cochennet, President

ENERJEX RESOURCES, INC.

7300 W. 110th, 7th Floor

Overland Park, KS 66210

(913) 693-4600

(Name, address and telephone number of agent for service)

Copies of Communications to:

Stoecklein Law Group

MacArthur Court

4695 MacArthur Court

Eleventh Floor

Newport Beach, CA 92660

(949) 798-5690

Fax (949) 258-5112

Approximate date of proposed sale to public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value	3,000,000	$1.00	$3,000,000	$92.10

(1)	The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December ___, 2007

PROSPECTUS

ENERJEX RESOURCES, INC.

3,000,000 Shares of Common Stock

We have prepared this prospectus to allow certain of our current stockholders to sell up to 3,000,000 shares of our common stock. We are not selling any shares of common stock under this prospectus. This prospectus relates to the disposition by the selling stockholders listed on page 14, or their transferees, of up to 3,000,000 shares of our common stock already issued and outstanding. We will receive no proceeds from the disposition of already outstanding shares of our common stock by the selling stockholders.

The selling stockholders may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds received by the selling stockholders.

For a description of the plan of distribution of the shares, please see page 15 of this prospectus.

Our common stock is included for quotation on the over-the-counter bulletin board under the symbol “EJXR.” The closing price for our common stock on December 24, 2007 was $1.10 per share.

We urge you to read carefully the “Risk Factors” section beginning on page 5 where we describe specific risks associated with an investment in EnerJex Resources, Inc. and these securities before you make your investment decision.

________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

THE DATE OF THIS PROSPECTUS IS __________, 2007.

TABLE OF CONTENTS

PAGE

Prospectus Summary	1
Summary Financial Information	4
Risk Factors	5
About This Prospectus	13
Available Information	13
Special Note Regarding Forward-Looking Information	14
Use of Proceeds	14
Selling Stockholders	14
Plan of Distribution	16
Legal Proceedings	18
Directors, Executive Officers, Promoters and Control Persons	18
Security Ownership of Beneficial Owners and Management	22
Description of Securities	24
Interest of Named Experts and Counsel	29
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	29
Description of Business	30
Management’s Discussion and Analysis of Financial Condition and Results of Operations	35
Description of Property	41
Certain Relationships and Related Transactions	42
Market for Common Equity and Related Stockholder Matters	43
Executive Compensation	46
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	47

EnerJex Resources, Inc. Audited Financial Statements

EnerJex Resources, Inc. Unaudited Financial Statements for the Six Months Ended September 30, 2007

Consolidated Balance Sheet	G-1
Consolidated Statement of Operations	G-2
Consolidated Statement of Cash Flows	G-3
Notes to Consolidated Financial Statements	G-4

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in “Risk Factors” beginning on page 5.

EnerJex Resources, Inc. (“EnerJex”)

EnerJex is an oil and natural gas acquisition and development company. Operations are currently focused on the Mid-Continent region of the United States and – more specifically – Eastern Kansas.

EnerJex believes that a confluence of the following events in the mid-continent region, make it an attractive area for acquisitions:

•	Traditional roll up strategy utilizing capital, operations, technology, and partnership with Haas Petroleum.
•	Diamond in the Rough: opportunity to acquire producing properties at below market prices.
•	Grass roots presence giving the company access to negotiated transactions vs. competitive bidding on fundamentally sound assets.
•	Extremely inefficient and fragmented ownership structure. Opportunity to materially capture value for companies with access to capital from public markets.

EnerJex acquires oil and natural gas mineral leases that have existing production and cash flow. Once acquired, EnerJex implements an accelerated development program utilizing capital, a regional operating focus, and new technologies to enhance cash flow and return on investment.

Recent Developments

EnerJex raised $9 million in April 2007 through the issuance of debentures, which was used for the development of oil and natural gas assets and for general corporate purposes. Since April 2007, EnerJex has deployed approximately $7.5 million to drill and complete 70 new wells and close on four acquisitions. Many of EnerJex's wells are in various stages of completion and should continue to increase its BOPD output over the next year.

In October 2007 EnerJex announced that its estimated total proved oil reserves increased from zero as of its year-ended March 31, 2007 to 1.1 million barrels of oil equivalent (BOE) as of September 30, 2007. Of the 1.1 million BOE of total proved reserves, 77% are proved developed and 23% are proved undeveloped. The proved developed reserves consist of proved developed producing (41%) and proved developed non-producing (36%). The PV 10 as of September 31 2007 was $26.4 million.

All of our current operations are conducted through EnerJex Kansas and DD Energy, our wholly-owned subsidiaries.

EnerJex’s principal executive office address and phone number is:

ENERJEX RESOURCES, INC.

7300 W. 110th Street, 7th Floor
Overland Park, KS 66210
(913) 693-4600

The Offering

Shares offered by the selling stockholders...	3,000,000 shares of common stock, $0.001 par value per share.

Offering price...	Determined at the time of sale by the selling stockholders.

Total shares of common stock outstanding as of December 11, 2007...	22,203,256

Total proceeds raised by us from the disposition of the common stock by the selling stockholders or their transferees...	We will not receive proceeds from the disposition of already outstanding shares of our common stock by selling stockholders or their transferees.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	Six Months Ended September 30, (Unaudited)		Year Ended March 31, (Audited)	From Inception (12/30/05) Through March 31, (Audited)
	2007	2006	2007	2006

Revenue
Oil and gas activities	$564,793	$49,823	$90,800	$2,142

Expenses:
Direct costs	347,751	50,974	172,417	14,599
Repairs on oil and gas equipment	-	165,594	165,603	40,436
Professional fees	1,062,435	218,254	302,071	50,490
Investor relations fees	82,879	-	-	-
General and administrative expenses	1,348,964	179,509	470,789	21,700
Depreciation, depletion and amortization	145,257	16,470	23,978	825
Impairment of goodwill	-	687,000	-	-
Impairment of oil & gas properties subject to amortization	-	-	273,959	468,081
Goodwill on acquisition	-	-	677,000	-
Total expenses	2,987,286	1,317,801	2,085,817	596,131

Net operating (loss)	(2,422,493)	(1,267,978)	(1,995,017)	(593,989)

Other income (expense):
Interest expense	(283,190)	(1,683)	(8,434)	(38)
Loan fees	(73,857)	-	-	-
Loan interest accretion	(462,484)	-	-	-
Interest income	-	3,077	4,202	1,159
Reversal of loan penalty expense	-	-	-	-
Loss on sale of asset	-	(3,854)	(3,854)	-
Total other income (expense)	(819,531)	(2,460)	(8,086)	1,121

Net income (loss)	$(3,242,024)	$(1,270,438)	$(2,003,103)	$(592,868)

Weighted average number of common
Shares outstanding - basic	20,691,689	11,759,386	12,241,589	8,563,044
- fully diluted	20,691,689	11,759,386	12,241,589	8,563,044

Net income (loss) per share – basic and fully diluted	$(0.16)	$(0.11)	$(0.16)	$(0.07)

Balance Sheet Data:	At September 30, 2007 (unaudited)	At March 31, 2007 (audited)	At March 31, 2006 (audited)

Total Assets	$ 11,240,642	$ 492,507	$ 922,486
Total Liabilities	12,821,620	537,097	71,586
Stockholders’ Equity (deficit)	$ (1,580,978)	$ (44,590)	$ 850,900

RISK FACTORS

Investing in our common stock will provide you with an equity ownership in EnerJex Resources, Inc. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions, and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock. As of the date of this filing, our management is aware of the following material risks.

Risks Associated with the $9 Million Financing

We have substantial indebtedness under the $9 Million Financing Agreements which are secured by all of our assets. If an event of default occurs under the Financing Agreements, the Buyers may foreclose on all of our assets and we may be forced to curtail our operations or sell some of our assets to repay the notes.

On April 11, 2007, we entered into a $9 million credit facility with certain Buyers pursuant to securities purchase agreement and related agreements. Subject to certain grace periods, the notes and agreements provide for the following events of default (among others):

•

Failure to timely file the registration statements (at least 3 are required) and have them declared effective by the SEC within the time periods set forth in the Registration Rights Agreement (the initial registration was declared effective on August 14, 2007);

•	The suspension of our common stock from the Over-the-Counter Bulletin Board for five consecutive days or for more than an aggregate of ten days in 365 days;
•	Failure to pay principal and interest when due;
•	An uncured breach by EnerJex Kansas or us of any material covenant, term or condition in any of the Debentures or related agreements;
•	A breach by us or EnerJex Kansas of any material representation or warranty made in any of the Debentures or related agreements; and
•	Any form of bankruptcy or insolvency proceeding is instituted by or against us or EnerJex Kansas.

In the event of a future default under our agreements with the Buyers, the Buyers may enforce their rights as a secured party and we may lose all or a portion of our assets or be forced to materially reduce our business activities.

There can be no assurance that we will satisfy all of the conditions of the agreements executed in the private placement with the Buyers.

Pursuant to the terms of certain agreements, we are obligated to file at least three registration statements registering the 9,000,000 shares of common stock or shares of common stock underlying the common stock purchase warrants, 3,000,000 interest shares potentially issuable under the Debentures, and up to 12,000,000 production threshold shares which may be issued pursuant to the Securities Purchase Agreement. The first two registration statements will each register 3,000,000 shares of common stock, or shares of common stock underlying common stock purchase warrants. The third registration statement will register the remaining 3,000,000 shares of common stock, and the interest shares issued or issuable pursuant to the terms of the Debentures. In addition, we are required to file a registration statement within 30 days of the issuance of any production threshold shares.

We are required to file the three required registration statements as follows:

•

The first registration statement must be filed on or before (75 days after initial closing) approximately June 25, 2007 and must have the registration statement declared effective on or before (150 days after the first filing deadline) September 8, 2007. This registration statement went effective on August 14, 2007.

•	The second registration statement must be filed on or before December 31, 2007. This is the second registration statement.
•	The third registration statement must be filed on or before November 20, 2008.

Although we believe that we will meet the deadlines for obtaining the effective registration statements, there can be no assurance that such statements will be declared effective within the time required. Failure to satisfy these conditions would constitute a default.

The issuance of threshold shares may cause immediate and substantial dilution to our existing stockholders.

We have to meet 30 day average production thresholds during the period the debentures are outstanding. We must have production of the equivalent of 180 Barrel of Oil Equivalent Per Day (BOPDE) by December 31, 2007; 182 BOPDE by June 30, 2008; 170 BOPDE by December 31, 2008 and 206 BOPDE by June 30, 2009. If we do not meet those thresholds on any of the periods highlighted we will be required to issue an additional 3,000,000 shares to the debenture holders for each period we fail to meet the thresholds. The issuance of threshold shares may cause immediate dilution to the interests of other stockholders. As of the date of this registration statement, we have met the production threshold of 180 BOPDE by December 31, 2007.

Risks Associated with Our Business

Our auditor’s report reflects the fact that without realization of additional capital, it would be unlikely for us to continue as a going concern.

As a result of our deficiency in working capital at our fiscal year ended March 31, 2007 and other factors, our auditors have included an explanatory paragraph in their audit report regarding substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments as a result of this uncertainty. The going concern qualification may adversely impact our ability to raise the capital necessary for the expansion and continuation of operations.

We will need additional capital in the future to finance our planned growth, which we may not be able to raise or it may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

We have and expect to continue to have substantial capital expenditure and working capital needs. We will need to rely on cash flow from operations or raise additional cash to fund our operations, to fund our anticipated reserve replacement needs and implement our growth strategy, or to respond to competitive pressures and/or perceived opportunities, such as investment, acquisition, exploration and development activities.

If low natural gas and oil prices, operating difficulties or other factors, many of which are beyond our control, cause our revenues or cash flows from operations to decrease, we may be limited in our ability to spend the capital necessary to complete our development, production exploitation and exploration programs. If our resources or cash flows do not satisfy our operational needs, we will require additional financing, in addition to anticipated cash generated from our operations, to fund our planned growth. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop or enhance our business or otherwise respond to competitive pressures would be significantly limited. In such a capital restricted situation, we may curtail our acquisition, drilling, development, and exploration activities or be forced to sell some of our assets on an untimely or unfavorable basis.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders.

We are highly dependent on Steve Cochennet, our CEO, president and chairman. The loss of Mr. Cochennet, whose knowledge, leadership and technical expertise upon which we rely, would harm our ability to execute our business plan.

Our success depends heavily upon the continued contributions of Steve Cochennet, whose knowledge, leadership and technical expertise would be difficult to replace, and on our ability to retain and attract experienced engineers, geoscientists and other technical and professional staff. We have not entered into an employment agreement with Mr. Cochennet; nor do we maintain key person insurance on Mr. Cochennet. If we were to lose his services, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement for Mr. Cochennet.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, generally must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. More specifically, the Financial Industry Regulatory Authority ("FINRA") has enacted Rule 6530, which determines eligibility of issuers quoted on the OTC Bulletin Board by requiring an issuer to be current in its filings with the Commission. Pursuant to Rule 6530(e), if we file our reports late with the Commission three times in a two-year period or our securities are removed from the OTC Bulletin Board for failure to timely file twice in a two-year period, then we will be ineligible for quotation on the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Risks Associated with Oil and Gas Operations

Drilling wells is speculative, often involving significant costs that may be more than our estimates, and may not result in any addition to our production or reserves. Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

Developing and exploring for natural gas and oil involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. Drilling may be unsuccessful for many reasons, including geological conditions, weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic. Our initial drilling and development sites, and any potential additional sites that may be developed, require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. Any success that we may have with these wells or any future drilling operations will most likely not be indicative of our current or future drilling success rate, particularly, because we intend to emphasize on exploratory drilling. If our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our business operations as proposed and would be forced to modify our plan of operation.

Development of our reserves, when established, may not occur as scheduled and the actual results may not be as anticipated. Drilling activity may result in downward adjustments in reserves or higher than anticipated costs. Our estimates will be based on various assumptions, including assumptions required by the Securities and Exchange Commission relating to natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating our natural gas and oil reserves is anticipated to be extremely complex, and will require significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Due to our relative inexperience in the oil and gas industry, our estimates may not be reliable enough to allow us to be successful in our intended business operations. Our actual production, revenues, taxes, development expenditures and operating expenses will likely vary from those anticipated. These variances may be material.

Natural Gas and Oil prices are volatile. This volatility may occur in the future, causing negative change in cash flows which may result in our inability to cover our capital expenditures.

Our future revenues, profitability, future growth and the carrying value of our properties is anticipated to depend substantially on the prices we may realize for our natural gas and oil production. Our realized prices may also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

Natural gas and oil prices are subject to wide fluctuations in response to relatively minor changes in or perceptions regarding supply and demand. Historically, the markets for natural gas and oil have been volatile, and they are likely to continue to be volatile in the future. For example, natural gas and oil prices declined significantly in late 1998 and 1999 and, for an extended period of time, remained substantially below prices obtained in previous years. Among the factors that can cause this volatility are:

•	worldwide or regional demand for energy, which is affected by economic conditions;
•	the domestic and foreign supply of natural gas and oil;
•	weather conditions;
•	domestic and foreign governmental regulations;
•	political conditions in natural gas and oil producing regions;
•	the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and
•	the price and availability of other fuels.

It is impossible to predict natural gas and oil price movements with certainty. Lower natural gas and oil prices may not only decrease our future revenues on a per unit basis but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in natural gas and oil prices may materially and adversely affect our future business enough to force us to cease our business operations. In addition, our financial condition, results of operations, liquidity and ability to finance planned capital expenditures will also suffer in such a price decline. Further, natural gas and oil prices do not necessarily move together.

We may incur substantial write-downs of the carrying value of our gas and oil properties, which would adversely impact our earnings.

We periodically review the carrying value of our gas and oil properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved gas and oil properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at an annual rate of 10%. Application of this “ceiling” test requires pricing future revenue at the un-escalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our gas and oil properties when natural gas and oil prices are depressed or unusually volatile, which would result in a charge against our earnings. Once incurred, a write-down of the carrying value of our natural gas and oil properties is not reversible at a later date.

Competition in our industry is intense. We are very small and have an extremely limited operating history as compared to the vast majority of our competitors, and we may not be able to compete effectively.

We intend to compete with major and independent natural gas and oil companies for property acquisitions. We will also compete for the equipment and labor required to operate and to develop natural gas and oil properties. The majority of our anticipated competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, some of our competitors have been operating in our core areas for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

The natural gas and oil business involves numerous uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our development, exploitation and exploration activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas and oil well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

The natural gas and oil business involves a variety of operating risks, including:

•	fires;
•	explosions;
•	blow-outs and surface cratering;
•	uncontrollable flows of oil, natural gas, and formation water;
•	natural disasters, such as tornadoes and other adverse weather conditions;
•	pipe, cement, or pipeline failures;
•	casing collapses;
•	embedded oil field drilling and service tools;
•	abnormally pressured formations; and
•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, it could affect well bores, gathering systems and processing facilities, which could adversely affect our ability to conduct operations. We could also incur substantial losses as a result of:

•	injury or loss of life;
•	severe damage to and destruction of property, natural resources and equipment;
•	pollution and other environmental damage;
•	clean-up responsibilities;

•	regulatory investigation and penalties;
•	suspension of our operations; and
•	repairs to resume operations.

Because we intend to use third-party drilling contractors to drill our wells, we may not realize the full benefit of worker compensation laws in dealing with their employees. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could impact our operations enough to force us to cease our operations.

The high cost of drilling rigs, equipment, supplies, personnel and other services could adversely affect our ability to execute on a timely basis our development, exploitation and exploration plans within our budget.

Shortages or an increase in cost of drilling rigs, equipment, supplies or personnel could delay or interrupt our operations, which could impact our financial condition and results of operations. Drilling activity in the geographic areas in which we conduct drilling activities may increase, which would lead to increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. Increased drilling activity in these areas may also decrease the availability of rigs. We do not have any contracts with providers of drilling rigs and we cannot assure you that drilling rigs will be readily available when we need them. Drilling and other costs may increase further and necessary equipment and services may not be available to us at economical prices.

Our lease ownership may be diluted due to financing strategies we may employ in the future due to our lack of capital.

To accelerate our development efforts we plan to take on working interest partners that will contribute to the costs of drilling and completion and then share in revenues derived from production. In addition, we may in the future, due to a lack of capital or other strategic reasons, establish joint venture partnerships or farm out all or part of our development efforts. These economic strategies may have a dilutive effect on our lease ownership and will more than likely reduce our operating revenues.

We are subject to complex laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of doing business.

Development, production and sale of natural gas and oil in the United States are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

•	location and density of wells;
•	the handling of drilling fluids and obtaining discharge permits for drilling operations;
•	accounting for and payment of royalties on production from state, federal and Indian lands;
•	bonds for ownership, development and production of natural gas and oil properties;

•	transportation of natural gas and oil by pipelines;
•	operation of wells and reports concerning operations; and
•	taxation.

Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations enough to possibly force us to cease our business operations.

Our oil and gas operations may expose us to environmental liabilities.

Any leakage of crude oil and/or gas from the subsurface portions of our wells, our gathering system or our storage facilities could cause degradation of fresh groundwater resources, as well as surface damage, potentially resulting in suspension of operation of the wells, fines and penalties from governmental agencies, expenditures for remediation of the affected resource, and liabilities to third parties for property damages and personal injuries. In addition, any sale of residual crude oil collected as part of the drilling and recovery process could impose liability on us if the entity to which the oil was transferred fails to manage the material in accordance with applicable environmental health and safety laws.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

AVAILABLE INFORMATION

We file annual, quarterly and special reports and other information with the SEC that can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0405. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the public reference section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0405 at prescribed rates.

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be reviewed and copied at the SEC’s public reference facilities or through the SEC’s EDGAR website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Description of Business”, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “intends to”, “estimated”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling stockholders or their transferees.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders were originally issued to investors in a private placement transaction. For additional information regarding the issuance of the shares of Common Stock, see “Private Placement Transaction” under the Description of Securities section beginning on page 24. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the shares of Common Stock owned by the selling stockholders as of the date hereof.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of 3,000,000 shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement.

The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder (1)	Number of Shares of Common Stock Owned Prior to Offering (2)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (3)	Number of Shares of Common Stock Owned After Offering (4)
DKR Soundshore Oasis Holding Fund Ltd. (1)	1,000,000	333,333	666,667
West Coast Opportunity Fund, LLC (2)	5,000,000	1,666,666	3,333,334
Enable Growth Partners LP (3)	1,477,500	500,000	977,500
Enable Opportunity Partners LP (3)	492,500	166,667	325,833
Glacier Partners LP (4)	500,000	166,667	333,333
Frey Living Trust (5)	370,000	166,667	203,333

(1) The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (“DKR SoundShore”) is DKR Oasis Management Company LP (“DKR Oasis”). DKR Oasis has the authority to do any and all acts on behalf of DKR SoundShore, including voting any shares held by DKR SoundShore. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of DKR Oasis. Mr. Fischer has ultimate responsibility for trading with respect to DKR SoundShore. Mr. Fischer disclaims beneficial ownership of the shares.

(2)        The investment manager of West Coast Opportunity Fund, LLC (“WCOF”) is West Coast Asset Management (“WCAM”). WCAM has the authority to do any and all acts on behalf of WCOF, including voting any shares held by WCOF. Paul Orfalea, Lance Helfert and Atticus Lowe constitute the Investment Committee of the WCOF. Messrs. Orfalea, Helfert and Lowe disclaim beneficial ownership of the shares.

(3)        The investment manager of Enable Growth Partners LP (“EGP”) and Enable Opportunity Partners LP (“EOP”) is Enable Capital Management (“ECM”). ECM has the authority to do any and all acts on behalf of EGP and EOP, including voting any shares held by EGP and EOP. Brendan O’Neil is the chief financial advisor and principal and portfolio manager of EGP and EOP. Mr. O’Neil has ultimate responsibility for trading with respect to EGP and EOP. Mr. O’Neil disclaims beneficial ownership of the shares.

(4)        The investment manager of Glacier Partners, LP (“Glacier”) is Glacier Partners (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of Glacier, including voting any shares held by Glacier. Peter Castellanos has ultimate responsibility for trading with respect to Glacier. Mr. Castellanos disclaims beneficial ownership of the shares.

(5)        William Frey, as trustee of Frey Living Trust, has the authority to do any and all acts on behalf of Frey Living Trust, including voting any shares held by Frey Living Trust.

Unless footnoted above, based on information provided to us, none of the selling stockholders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling stockholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued to investors pursuant to the Securities Purchase Agreement to permit the resale of these shares of Common Stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts and commissions and brokers’ or agents’ commissions or selling commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). No such broker-dealer will receive compensation in excess of that permitted by FINRA Rule 2440 and IM-2440. In no event will any broker-dealer receive total compensation in excess of 8%. In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $28,092.10 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts, commissions and concessions and brokers’ or agents’ commissions and concessions or selling commissions and concessions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS

We may become involved in various routine legal proceedings incidental to our business. However, to our knowledge as of the date of this prospectus, there are no material pending legal proceedings to which we are a party or to which any of our property is subject.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors.

Information as to our current directors and executive officers is as follows:

Name	Age	Title	Term	Independent	Committees
Steve Cochennet	50	President, CEO, Chairman, Secretary & Treasurer	Since 8/15/06	No	None
Robert G. (Bob) Wonish	54	Director	Since 5/4/07	Yes	GCNC*
Daran G. Dammeyer	46	Director	Since 5/4/07	Yes	Audit & GCNC*
Darrel G. Palmer	49	Director	Since 5/4/07	Yes	Audit & GCNC*

* Governance, Compensation and Nominating Committee (“GCNC”)

Duties, Responsibilities and Experience

Steve Cochennet, is the President, CEO, Chairman, Secretary and Treasurer of EnerJex. Mr. Cochennet graduated from the University of Nebraska with a B.A. in Finance and Economics. From July 2002 to present, Mr. Cochennet has been President of CSC Group, LLC. Mr. Cochennet formed the CSC Group, LLC through which he supports a number of clients that include Fortune 500 corporations, international companies, gas/electric utilities, outsource service providers, as well as various start up organizations. The services provided include strategic planning, capital formation, corporate development, executive networking and transaction structuring. From 1985 to 2002, he held several executive positions with UtiliCorp United Inc. (Aquila) in Kansas City. His responsibilities included finance, administration, operations, human resources, corporate development, gas/energy marketing, and managing several new start up operations. Prior to his experience at UtiliCorp United Inc., Mr. Cochennet served 6 years with the Federal Reserve System.

Robert G. (Bob) Wonish. Since May of 2006 to present, Mr. Wonish has served on the board of directors of Stratum Holdings, Inc., (STTH.OB) a staffing holding company, specializing in energy services, which also has petroleum exploration and production operations. Since December of 2004 to June 30, 2007, Mr. Wonish was Vice President of Petroleum Engineers Inc., a subsidiary of The CYMRI Corporation, now CYMRI, L.L.C., which is a wholly owned subsidiary of Stratum Holdings, Inc. On July 1, 2007, Mr. Wonish was appointed President and Chief Operating Officer of Petroleum Engineers Inc. Mr. Wonish is also President of CYMRI, L.L.C. He previously achieved positions of increasing responsibility with PANACO, Inc., a public oil and gas company, ultimately serving as that company’s President and Chief Operating Officer. He began his engineering career at Amoco in 1975 and joined Panaco’s engineering staff in 1992. Mr. Wonish is the Chairman of the Registrant’s Governance, Compensation and Nominating Committee.

Daran G. Dammeyer. Since July of 1999 to present, Mr. Dammeyer has served as President of D-Two Solutions through which he supports clients by primarily providing merger and acquisition support, strategic planning, budgeting and forecasting process development and implementation. From March 1999 through July 1999, Mr. Dammeyer was a Director of International Financial Management for UtiliCorp United Inc. (Aquila), a multinational energy solutions provider in Kansas City, Missouri. From November 1995 through March 1999, Mr. Dammeyer served as the Chief Financial Controller of United Energy Limited in Melbourne, Australia. Mr. Dammeyer also served in numerous management positions at Michigan Energy Resources Company, including Director of Internal Audit. Mr. Dammeyer earned his Bachelor of Business Administration degree, with dual majors in Accounting and Corporate Financial Management from the University of Toledo, Ohio. Mr. Dammeyer is the Chairman of the Registrant’s Audit Committee and a member of the Registrant’s Governance, Compensation and Nominating Committee.

Darrel G. Palmer. Since January 1997 to present, Mr. Palmer has been President of Energy Management Resources, an energy process management firm serving industrial and large commercial companies throughout the U. S. and Canada. Mr. Palmer has 25 years of expertise in the natural gas arena. His experiences encompass a wide area of the natural gas industry and include working for natural gas marketing companies, local distribution companies, and FERC regulated pipelines. Prior to becoming an independent energy consultant in 1997, Mr. Palmer’s last position was Vice President/National Account Sales at UtiliCorp United Inc. (Aquila) of Kansas City, Missouri.  Over the years Mr. Palmer has worked in many civic organizations including United Way and has been a President of the local Kiwanis Club. Junior Achievement of Minnesota awarded him the Bronze Leadership Award for his accomplishments which included being an advisor, program manager, holding various Board positions, and ultimately being Board President. Mr. Palmer is a member of the Registration’s Governance, Compensation and Nominating Committee and Audit Committee.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

Election of Directors and Officers.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that as of the date of this filing they were all current in there filings.

Code of Business Conduct and Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

(1)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(2)	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the Commission and in other public communications made by an issuer;
(3)	Compliance with applicable governmental laws, rules and regulations;
(4)	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
(5)	Accountability for adherence to the code.

On June 6, 2007, we adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees, as well as to directors, officers and employees of each subsidiary of the Company. A copy of the Code of Business Conduct and Ethics was attached as Exhibit 99.6 to our

Form 10-KSB filed on June 13, 2007.

Governance, Compensation and Nominating Committee

Name	Term
Robert (Bob) G. Wonish, Chairman	Since May 4th, 2007
Daran G. Dammeyer	Since May 4th, 2007
Darrel G. Palmer	Since May 4th, 2007

The Governance, Compensation and Nominating Committee is responsible for, among other things:

•	Recommending to the Board corporate governance guidelines applicable to EnerJex;

•	Identifying, reviewing, and evaluating individuals qualified to become members of the Board;
•	Setting the compensation of the Chief Executive Officer and performing other compensation oversight;

•	Reviewing and recommending the nomination of Board members; and

•	Assisting the Board with other related tasks, as assigned from time to time.

The Governance, Compensation and Nominating Committee has held two meetings since being established.

On June 6, 2007, we adopted Corporate Governance Guidelines which was attached as Exhibit 99.5 to our Form 10-KSB filed on June 13, 2007.

Audit Committee

Name	Term

Daran G. Dammeyer, Chairman	Since May 4th, 2007
Darrel G. Palmer	Since May 4th, 2007

On May 4, 2007, we established and appointed members of the Board to the Audit Committee in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is comprised of two directors; Mr. Dammeyer (Chairman) and Mr. Palmer. Currently, none of the members of the Audit Committee are or have been our officers or employees, and each member qualifies as an independent director as defined by Section 121B(2)(c) of the American Stock Exchange Company and Section 10A(m) of the Securities Exchange Act of 1934, and Rule 10A-3 thereunder. The Audit Committee held three meetings since being established. Our Audit Committee Charter was attached as Exhibit 99.2 to our Form 8-K filed on May 11, 2007.

The Audit Committee has the sole authority to appoint (subject to ratification by our stockholders) and, when deemed appropriate replace our independent auditors, and has established a policy of pre-approving all audit and permissible non-audit services provided by our independent auditors. The Audit Committee has, among other things, the responsibility to evaluate the qualifications and independence of our independent auditors; to review and approve the scope and results of the annual audit; to evaluate with the independent auditors our financial staff and the adequacy and effectiveness of our systems and internal financial controls; to review and discuss with management and the independent auditors the content of our financial statements prior to the filing of our quarterly reports on Form 10-QSB and annual reports on Form 10-KSB; to review the content and clarity of our proposed communications with investors regarding our operating results and other financial matters; to review significant changes in our accounting polices; to establish procedures for receiving, retaining, and investigating reports of illegal acts involving us or complaints or concerns regarding questionable accounting or auditing matters, and supervise the investigation of any such reports, complaints or concerns; to establish procedures for the confidential, anonymous submission by our employees of concerns or complaints regarding questionable accounting or auditing matters; and to provide sufficient opportunity for the independent auditors to meet with the committee without management present.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on December 11, 2007 relating to the beneficial ownership of our common stock by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers. The percentage of beneficial ownership for the following table is based on 22,203,256 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after December 11, 2007 pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management

Name of Beneficial Owner (1)	Number of Shares	Percent of Outstanding Shares of Common Stock (2)
Steve Cochennet, President & Director	3,000,000(3)	13.5%
Robert (Bob) Wonish, Director	200,000(4)	0.9%
Darrel Palmer, Director	200,000(5)	0.9%
Daran Dammeyer, Director	209,600(6)	0.9%
Directors and Officers as a Group	3,609,600	16.2%
(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of the Company.

(2)	Figures are rounded to the nearest tenth of a percent.
(3)	Includes 1,000,000 options, exercisable at $1.25 per share for a period of 4 years.
(4)

Mr. Wonish received 200,000 options on May 4, 2007 in consideration of his services as a Director of the Company. The 200,000 options are exercisable at $1.25 per share for a period of four (4) years expiring on May 3, 2011.

(5)

Mr. Palmer received 200,000 options on May 4, 2007 in consideration of his services as a Director of the Company. The 200,000 options are exercisable at $1.25 per share for a period of four (4) years expiring on May 3, 2011.

(6)	Mr. Dammeyer received 200,000 options on May 4, 2007 in consideration of his services as a Director of the

Company. The 200,000 options are exercisable at $1.25 per share for a period of four (4) years expiring on May 3, 2011. Additionally, Mr. Dammeyer received 9,600 shares of our common stock as twelve months of stock compensation for serving as the Chairman of the Audit Committee.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner (1)	Number of Shares	Percent of Outstanding Shares of Common Stock (2)
West Coast Asset Management, Inc. (3) 2151 Alessandro Drive, #100 Ventura, CA 93001	5,000,000	22.5%
Enable Growth Partners LP. Enable Capital Management Mitchell S. Levine One Ferry Building, Suite 225 San Francisco, CA 94111	1,970,000	8.8%
Beneficial Owners as a Group	6,970,000	31.3%
1.

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to Common Stock (i.e., the power to dispose of, or to direct the disposition of, a security).

2.	Rounded to the nearest tenth of a percent.
3.

Enable Capital Management, as general and investment manager of Enable Growth Partners LP and Enable Opportunity Partners LP, may be deemed to have the power to direct the voting or disposition of shares of common stock held by Enable growth Partners LP (1,477,500 shares of common stock) and Enable Opportunity Partners LP (492,500 shares of common stock). Therefore, Energy Capital Management, as Enable Growth Partners LP’s and Enable Opportunity Partners LP’s general partner and investment manager, and Mitchell S. Levine, as managing member and majority owner of Enable Capital Management, may be deemed to beneficially own the shares of common stock owned by Enable Growth Partners LP and Enable Opportunity Partners LP.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 22,203,256 shares were outstanding as of December 11, 2007. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of EnerJex, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were outstanding as of the date of this filing. The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•	adopt resolutions;
•	issue the shares;
•	fix the number of shares;
•	change the number of shares constituting any series; and
•	provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
-	dividend rights, including whether dividends are cumulative;
-	dividend rates;
-	terms of redemption, including sinking fund provisions;
-	redemption prices;
-	conversion rights; and
-	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Private Placement Transaction

On April 11, 2007, EnerJex Kansas, our wholly-owned subsidiary, and us entered into a Securities Purchase Agreement, Registration Rights Agreements, Senior Senior Secured Debentures, a Pledge and Security Agreement, a Secured Guaranty, and other related agreements (the “Financing Agreements”), with DKR Soundshore Oasis Holding Fund Ltd., West Coast Opportunity Fund, LLC, Enable Growth Partners LP, Enable Opportunity Partners LP, Glacier Partners LP, and Frey Living Trust (the “Buyers”).

Pursuant to the Financing Agreements, EnerJex Kansas authorized a new series of senior secured debentures (the “Debentures”). Under the terms of the Financing Agreements, the Buyer’s agreed to purchase and EnerJex Kansas agreed to sell Debentures for a total purchase price of $9,000,000. The Debentures have a three-year term and bear an interest rate equal to 10% per annum. In accordance with the terms of the Debentures, we received $6.3 million (before expenses and placement fees) at first closing and an additional $2.7 million on June 21, 2007.

In connection with the sale of the Debentures, we agreed to issue the Buyers 9,000,000 shares of common stock or common stock purchase warrants, (6,300,000 shares of common stock were issued on April 13, 2007) each warrant entitling the holder to purchase one share of our common stock at $0.01 per share (the “Closing Securities”). On the Second Closing date we agreed to issue to the Buyers, the remaining Debentures and Closing Securities equal to and in exchange of the purchase price of $2,700,000. In addition, we may be required to issue the Buyers up to an additional 12,000,000 shares of common stock or warrants in the event EnerJex Kansas fails to meet certain production thresholds over the term of the debentures.

Net Proceeds to EnerJex Kansas from the First Closing of the financing were $5,672,564.45, after payment of fees and expenses to our placement agent, C.K. Cooper & Company, of $500,635.55 (for the entire $9 million transaction), and $126,800 in attorney’s fees.

Net Proceeds to EnerJex Kansas from the Second Closing of the financing were $2,650,358.39, after payment of post-closing fees and expenses of $49,641.61.

The following describes certain material terms of the financing transaction with the Buyers. The description below is not a complete description of all terms of the financing transaction and is qualified in its entirety by reference to the Financing Agreements entered into in connection with the financing, which were attached as exhibits to the Form 8-K filed on April 16, 2007.

Debenture Maturity Date and Interest Rate. The $9 million Debentures mature on March 31, 2010, absent earlier redemption by EnerJex Kansas, and carry an interest rate of 10%.

Payment of Interest and Principal. Interest on the Debentures began accruing on April 11, 2007 and is payable quarterly in arrears on the first day of each succeeding quarter during the term of the Debentures, beginning on or about May 11, 2007 and ending on the Maturity Date of March 31, 2010. We may, under certain conditions specified in the Debentures, pay interest payments in shares of our registered common stock. Additionally, on the Maturity Date, EnerJex Kansas is required to pay the amount equal to the principal, as well as all accrued but unpaid Interest.

Right to Redeem Debenture. So long as a registration statement covering all the registrable securities is effective, EnerJex Kansas has the option of prepaying the principal, in whole but not in part by paying the amount equal to 100% of the Principal, together with accrued and unpaid interest by giving six (6) business days prior notice of redemption to the Buyers.

Production Thresholds. So long as any Debenture is outstanding, EnerJex Kansas is required to produce a minimum average daily quantity of oil and natural gas of no less than the following on each of the following dates (the “Measurement Dates”):

	12/31/07	06/30/08	12/31/08	06/30/09
BOPDE Production	180*	182	170	206
* Management believes our current production will exceed the initial threshold requirements.

In the event that for any Measurement Date specified above, EnerJex Kansas does not meet the production thresholds applicable to such Measurement Date, then we shall issue to the Buyers an aggregate 3,000,000 shares of common stock for each threshold date (up to 12,000,000 shares total). Each Buyer may elect, to receive common stock purchase warrants in lieu of its allocation of shares of common stock. Such warrants shall have an exercise price of $0.01 per share and be exercisable for a four year term.

Notwithstanding the above, for the Measurement Date of December 31, 2008, if BOPDE production is (i) equal to or greater than 112 BOPDE but less than 170 BOPDE, we are only obligated to issue 1,000,000 shares of common stock instead of 3,000,000 shares of common stock, and (ii) equal to or greater than 56 BOPDE but less than 112 BOPDE, we are only obligated to issue 2,000,000 shares of common stock instead of 3,000,000 shares of common stock.

Further, for the Measurement Date of June 30, 2009, if BOPDE production is (i) equal to or greater than 136 BOPDE but less than 206 BOPDE, we are only obligated to issue 1,000,000 shares of common stock instead of 3,000,000 shares of common stock, and (ii) equal to or greater than 69 BOPDE but less than 136 BOPDE, we are only obligated to issue 2,000,000 shares of common stock instead of 3,000,000 shares of common stock.

Security of Debentures. The Debentures, executed by and between EnerJex Kansas and Buyers, was guaranteed, pursuant to the “Secured Guaranty” and “Pledge and Security Agreement” by us and secured by a security interest in all of our assets and the assets of EnerJex Kansas pursuant to various financing instruments, financing statements, and assignments of production.

Registration Rights. Pursuant to the terms of the Registration Rights Agreement and the Amendment letter dated December 10, 2007, between us and Buyers, we are obligated to file at least three registration statements registering the 9,000,000 shares of common stock or shares of common stock underlying the common stock purchase warrants, 3,000,000 interest shares potentially issuable under the Debentures, and up to 12,000,000 production threshold shares which may be issued pursuant to the Securities Purchase Agreement. The first two registration statements will each register 3,000,000 shares of common stock, or shares of common stock underlying common stock purchase warrants. The third registration statement will register the remaining 3,000,000 shares of common stock, and the interest shares issued and issuable pursuant to the terms of the Debentures. In addition, we are required to file a registration statement within 30 days of the issuance of any production threshold shares.

We are required to file the three required registration statements as follows:

•

The first registration statement must be filed on or before (75 days after initial closing) approximately June 25, 2007 and must have the registration statement declared effective on or before (150 days after the first filing deadline) September 8, 2007 (the initial registration was declared effective on August 14, 2007).

•	The second registration statement must be filed on or before December 31, 2007.
•	The third registration statement must be filed on or before November 20, 2008.

If we fail to obtain and maintain effectiveness of a registration statement, we will be obligated to pay cash to each Buyer equal to: (i) 0.5% of the aggregate purchase price allocable to such Buyer’s registrable securities included in such registration statement for the first 30 day period following such effectiveness failure or maintenance failure, (ii) 0.75% of the aggregate Purchase price allocable to such Buyer’s registrable securities in such registration statement for the following thirty day period; and (iii) 1% of the aggregate purchase price allocable to such Buyer’s registrable securities included in the registration statement for every thirty day period thereafter. These payments are capped at 10% of the Buyer’s original purchase price under the Debentures.

Additional Restrictions. In addition to standard covenants and conditions such as us maintaining our reporting status with the SEC pursuant to the 1934 Act, the financing documents contain certain restrictions regarding our operations.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

1.	20 to 33 1/3%,
2.	33 1/3 to 50%, or
3.	more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which;

1.	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and
2.	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of EnerJex, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of EnerJex. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having;

1.	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;
2.	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or
3.	representing 10 percent or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

1.

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

2.	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or
3.	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent

The transfer agent for our common stock is Standard Registrar & Transfer Company Inc., 12528 South 1840 East, Draper, Utah 84020.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements of EnerJex as of March 31, 2007 and March 31, 2006 are included in this prospectus and have been audited by Weaver & Martin, LLC, an independent registered public accounting firm, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing. Also included in this prospectus are unaudited financial statements for the six months ended September 30, 2007 and September 30, 2006.

The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101.

Neither of Weaver & Martin nor Stoecklein Law Group has been hired on a contingent basis, will receive a direct or indirect interest in EnerJex or have been a promoter, underwriter, voting trustee, director, officer, or employee, of EnerJex.

DISCLOSURE OF COMMISSION

POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

No director of EnerJex will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in our articles of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders
•	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law

•	for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting EnerJex. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in EnerJex in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is unenforceable.

DESCRIPTION OF BUSINESS

Business Development

EnerJex Resources, Inc., formerly Millennium Plastics Corporation, is an oil and natural gas acquisition and development company. During 2006 Millennium Plastics Corporation, a company focused on the plastics industry, changed its business plan and entered into the oil and natural gas industry. In conjunction with the change, the company was renamed EnerJex Resources, Inc. We began to implement our business plan during the second half of 2006.

Effective August 15, 2006, we completed a merger with EnerJex Kansas, formerly Midwest Energy, Inc., pursuant to an agreement and plan of merger by and among us, Millennium Acquisition Sub, a Nevada corporation and our wholly owned subsidiary, and EnerJex Kansas. The agreement and plan of merger provided that Millennium Acquisition Sub merged with and into EnerJex Kansas, with EnerJex Kansas as the surviving corporation and new wholly owned subsidiary. We issued 11,833,000 shares of our common stock in exchange for 100% of the outstanding shares of EnerJex Kansas. Further, concurrent with the effective time of the merger and prior to the issuance of the shares to the EnerJex Kansas stockholders, we instituted a 1 for 253.45 reverse split of our outstanding shares of common stock and amended our articles of incorporation to change our name to “EnerJex Resources, Inc.” Upon closing of the merger, the former stockholders of EnerJex Kansas controlled approximately 98% of our outstanding shares of common stock.

As a result of the merger, EnerJex Kansas was deemed to be the acquiring company for financial reporting purposes and the transaction has been accounted for as a reverse acquisition. Recently, we amended the EnerJex Kansas articles of incorporation to change the name to EnerJex Kansas. Additionally, we formed the wholly owned subsidiary, DD Energy, Inc. ("DD") to acquire and operate oil and gas properties. All of our oil and gas operations are currently conducted through our wholly owned subsidiaries.

Business of Issuer

EnerJex business operations are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flow. Once acquired, EnerJex implements and exploration and development program to accelerate the recovery of the existing oil and natural gas, as well as identify additional reserves.

The Black Oaks Field

In September 2006, we entered into an agreement with MorMeg, LLC (“MorMeg”), a Kansas limited liability corporation and affiliate of Haas Petroleum, LLC (“Haas”), which was subsequently amended, to purchase and participate in an oil joint venture in Woodson and Greenwood Counties, Kansas on approximately 1,980 acres of oil and natural gas leases owned and operated by MorMeg. The leases currently produce oil and we believe that there is a significant amount of remaining oil reserves based upon certain evaluations by a third-party engineering firm. On April 11, 2006, concurrent with the receipt of funds from our $9 million debenture financing, we acquired all of the rights, title and interest to the Black Oaks field subject to the terms of the Joint Exploration Agreement (“JEA”) with MorMeg.

We paid MorMeg $500,000 ($300,000 in cash and $200,000 through the issuance of 360,000 shares of our common stock), which included the purchase price for the leases, current oil production and an option fee to participate in an additional project owned by MorMeg called the “Nickel Town” project. In addition, we agreed to invest no less than $4 million into the development of the Black Oaks Field.

The following describes certain material terms of the JEA with MorMeg. The description below is not a complete description of all terms of the JEA and is qualified in its entirely by reference to the JEA attached as an exhibit to the Form 8-K filed with the SEC on April 16, 2007.

The JEA

Operating Account. The parties established a separate operating account into which $4,000,000 of the Debenture funds was placed. The parties selected and implemented a commercially available oil and gas accounting software program to provide a format for the project’s accounting and reporting.

Field Operations. MorMeg performs the field operations as the exclusive operator for the project’s activities at its costs incurred in operations plus 20% of such costs. All other invoices are submitted for payment from the operating account at MorMeg’s costs including any discounts or premiums available to MorMeg from purchases in connection with the leases plus 20%.  In the case of drilling, MorMeg uses eleven dollars ($11.00) per foot as the cost figure to which 20% is added

Production. The oil production at the time of closing, estimated to be 30 barrels of oil per day, was assigned to EnerJex Kansas in recordable form of 95% of the working interest in and to the leases and like interests in all personal property and equipment located on the leases and used in the development or operation of the leases and of the rights incident or appurtenant to the leases.  MorMeg retained a 5% carried working interest.  Current production is approximately 95 barrels of oil per day.

MorMeg’s Interest. MorMeg will retain a 5% carried working interest in and to the leases. At pay-out of the project’s total expenses from revenue, MorMeg’s 5% carried working interest shall convert to, and become a 30% working interest in and to the leases.

A.

Ongoing Project Funding. We are obligated to secure and contribute additional funding so as not to cause more than 30 days delay of project activities due to lack of funding to complete the project. In the event we do not obtain additional funding, or all funding, to complete all the activities described in the JEA, MorMeg may cancel and declare the JEA of no force and effect from the point of cancellation forward. In the event of cancellation of the JEA by MorMeg, the following procedure and formula will be used to distribute the ownership and pay the debts of the project. The project revenues from whatever source will be used to repay all debt associated with the project.

B.

When the project debt is paid, the working interest of the individual leases within the block will be assigned in the same proportion as the total EnerJex investment bears to the pre-project commencement value stated in the recitals in the September 2006 agreement.

Option on “Nickel Town”. We were granted an 18 month option to participate in the “Nickel Town” prospect owned by MorMeg. Should we elect to participate in the Nickel Town prospect, we will have the option of negotiating new operating and other governing agreements with MorMeg.

The Thoren Lease

On April 18, 2007, EnerJex Kansas entered into a purchase and sale agreement (the “Agreement”) with MorMeg, LLC, a Kansas limited liability corporation and affiliate of Haas Oil Company, whereby EnerJex Kansas acquired the entire original lessee’s interest (subject to the overriding royalty and reversionary interest described in the Agreement) in and to an oil and gas lease (the “Lease”) executed by Howard Thoren, Trustee of the E. C. Thoren Trust, as lessor, to Ross Gault, as lessee, dated August 14, 1982, and recorded in the office of the Register of Deeds of Douglas County, Kansas, in Book 357, page 560, covering approximately 240 gross acres in Douglas County, Kansas. Closing occurred on April 27, 2007.

In addition to the Lease, EnerJex Kansas acquired a 100% interest in and to all rights and easements incident or appurtenant to the Lease; 12 oil wells, 4 water injection wells, and one water supply well. The acquisition also included personal property, machinery and equipment comprising the wells or located on the Lease and used or obtained in connection with the development and operation thereof; and all contract rights (to the extent they are assignable) consisting of agreements for the purchase and sale of production, any rights obtained under unit agreements or declarations of units, permits, licenses, and other contracts or instruments governing or pertaining to the operation of the Lease and production from it, including the well and lease files, records and data in the possession of MorMeg pertaining to the Lease and its development and operation. Since April 2007, EnerJex Kansas has drilled and completed an additional 19 oil wells and seven water injection wells.

The purchase price for the Lease was $400,000 subject to customary adjustments, all of which was paid in cash at closing. EnerJex Kansas has a 100% working interest and a .8476563 net revenue interest on production from the Lease. Production from the Lease averaged 14 barrels of oil per day at the time of purchase. Current production approximates over 50 barrels of oil per day.

Further, upon payout of the purchase price, operating costs, total capital costs, including cost of equity allocated to this project at $0.50 per share per dollar invested in the Thoren project, MorMeg shall be assigned a 25% working interest in the Lease.

The above description of the Agreement is only a summary of the material terms of the Agreement and is not a complete description of all terms of the Agreement. The summary is qualified in its entirety by reference to the Agreement attached as Exhibit 10.22 to the Form 8-K filed on May 2, 2007.

Gas City Property

In February 2006, we acquired approximately 8,105 acres of land held by leases, 11 drilled wells, a gas gathering system and an interstate pipeline tap and a salt water disposal system for the field. The current leased acreage has been reduced to approximately 6,600 acres of land. The asset is located in Allen County, Kansas. In August 2007, EnerJex entered into a Well Development Agreement with Euramerica Energy Inc. (“Euramerica”) to drill and complete additional gas wells. Euramerica was also granted an option to purchase the Gas City Property for $1.2 million.

Tri-County Project

On September 14, 2007, we completed the purchase of nine leases for $800,000 in cash pursuant to a purchase and sale agreement. We acquired a 100% working interest in 1,100 gross acres of leaseholds located in Miami, Johnson and Franklin counties in eastern Kansas. Current production from these leases approximates 45 barrels per day. We have begun both workover and drilling initiatives at Tri-County to accelerate production of the existing oil.

DD Energy

On September 27, 2007, DD, our recently formed wholly owned subsidiary, entered into a purchase and sale agreement with an effective date of September 1, 2007 with various entities and individuals whereby DD acquired seven oil leases and a 100% working interest in 1,500 gross acres of leaseholds for $2.7 million. The seven leases are located in Johnson, Anderson and Linn counties in eastern Kansas. Pursuant to the agreement, we paid cash at closing in the amount of $1,735,000 and entered into promissory notes totaling $965,000. Each promissory note bears interest at a rate of 5% per annum and matures September 1, 2008. In connection with the acquisition, we obtained additional financing through Cornerstone Bank in the amount of $1,735,000. The note bears interest at 8.5% per annum and matures on September 27, 2011. A copy of the agreement was attached as Exhibit 10.32 to Form 8-K filed on October 2, 2007.

Marketing

Our oil production is sold to one purchaser under a crude oil pricing contract. Oil sales account for nearly100% of our revenues.

Governmental Regulations

Regulation of Oil and Natural Gas Production. Our oil and natural gas exploration, production and related operations, when developed, are subject to extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies. For example, some states in which we may operate require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Federal Regulation of Natural Gas. The Federal Energy Regulatory Commission (“FERC”) regulates interstate natural gas transportation rates and service conditions, which may affect the marketing of natural gas produced by us, as well as the revenues that may be received by us for sales of such production. Since the mid-1980’s, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B (“Order 636”), that have significantly altered the marketing and transportation of natural gas. Order 636 mandated a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC’s purposes in issuing the order was to increase competition within all phases of the natural gas industry. The United States Court of Appeals for the District of Columbia Circuit largely upheld Order 636 and the Supreme Court has declined to hear the appeal from that decision. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines’ traditional role as wholesalers of natural gas in favor of providing only storage and transportation service, and has substantially increased competition and volatility in natural gas markets.

The price we may receive from the sale of oil and natural gas liquids will be affected by the cost of transporting products to markets. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. We are not able to predict with certainty the effect, if any, of these regulations on our intended operations. However, the regulations may increase transportation costs or reduce well head prices for oil and natural gas liquids.

Environmental Matters

Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue.

These laws and regulations may:

•	require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;
•	limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and
•	impose substantial liabilities for pollution resulting from its operations.

The permits required for our operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on the Company, as well as the oil and natural gas industry in general.

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

ESA. The Endangered Species Act (“ESA”) seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. ESA provides for criminal penalties for willful violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject the Company to significant expenses to modify our operations or could force the Company to discontinue certain operations altogether.

Competition

We compete with numerous other oil and gas exploration and production companies. Many of these competitors have substantially greater resources than us. Should a larger and better financed company decide to directly compete with us, and be successful in its efforts, our business could be adversely affected.

Personnel

We currently have 7 full time employees and employ the services of several contract personnel. As drilling production activities increase, we intend to hire additional technical, operational and administrative personnel as appropriate. We do not expect a significant change in the number of full time employees over the next 12 months. We are using and will continue to use the services of independent consultants and contractors to perform various professional services, particularly in the area of land services, reservoir engineering, geology drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

AVAILABLE INFORMATION

We file annual, quarterly and special reports and other information with the SEC that can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0405. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available through the SEC's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC's website (www.sec.gov). Copies of such materials may also be obtained by mail from the public reference section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0405 at prescribed rates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

OVERVIEW AND OUTLOOK

EnerJex is an oil and natural gas acquisition, exploration and development company formed in December 2005. Operations, conducted through EnerJex Kansas and DD Energy, its wholly owned operating subsidiaries, are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flow.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as explore for additional reserves.

More information on EnerJex and its operations can be found on our website: www.EnerJexResources.com. However, the information on our website is not incorporated by reference or otherwise into this report.

Results of Operations for the Three Months Ended September 30, 2007 and 2006.

The following table summarizes selected items from the statement of operations at September 30, 2007 compared to September 30, 2006.

INCOME:

	Three Months Ended September 30,
	2007	2006	Increase / (Decrease)
	Amount	Amount
Oil and gas revenues	$418,590	$31,292	$387,298

Revenues

Revenues for the three months ended September 30, 2007 were $418,590 compared to revenues of $31,292 in the three months ended September 30, 2006. The increase in revenues is primarily the result of the sale of oil from leases acquired and developed during the period.

EXPENSES:

	Three Months Ended September 30,
	2007	2006	Increase / (Decrease)
	Amount	Amount
Expenses:
Direct costs	$288,709	$25,594	$263,115
Repairs on oil and gas equipment	-	50,703	(50,703)
Professional fees	187,930	177,204	10,726
Investor relations fees	82,879	-	82,879
General and administrative expenses	99,056	142,941	(43,885)
Depreciation, depletion and amortization	128,793	8,952	119,841
Impairment of goodwill	-	687,000	(687,000)
Total expenses	787,367	1,092,394	(305,027)

Net operating (loss)	(368,777)	(1,061,102)	(692,325)

Other income (expense):
Interest expense	(213,448)	(1,203)	212,245
Loan fee expense	(39,297)	-	39,297
Loan interest accretion	(286,718)	-	286,718
Interest income	-	1,605	(1,605)
Reversal of loan penalty expense	2,126,271	-	2,126,271
Loss on sale of asset	-	-	-
Total other income (expense)	1,586,808	402	1,586,406

Net income (loss)	$1,218,031	$(1,060,700)	$2,278,731

Direct Costs

Direct costs for the three months ended September 30, 2007 were $288,709 compared to $25,594 for the three months ended September 30, 2006. The increase over the prior period reflects the operating costs on the oil leases acquired during the period.

Professional Fees

Professional fees for the three months ended September 30, 2007 were $187,390 compared to $177,204 for the three months ended September 30, 2006. The increase in professional fees was a result of services rendered in connection with acquisition and financing activities.

Investor Relations Fees

Investor relations fees for the three months ended September 30, 2007 were $82,879 compared to $0 for the three months ended September 30, 2006. The increase in public and investor relations expenses in the current period was a result of costs associated with the annual meeting of stockholders in September 2007 and with development and implementation of our public relations strategy.

General and Administrative

General and administrative expenses for the three months ended September 30, 2007 were $99,056 compared to $142,941 in the three months ended September 30, 2006. The decrease is primarily due to a reduction in general start-up costs incurred.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization for the three months ended September 30, 2007 was $128,793 compared to $8,952 for the three months ended September 30, 2006. The increase was primarily a result of the depletion of oil reserves based upon production.

Impairment of Goodwill

Impairment of goodwill for the three months ended September 30, 2007 was $0 as compared to $687,000 for the three months ended September 30, 2006, the period during which the goodwill was fully impaired.

Net Operating Loss

Net operating loss for the three months ended September 30, 2007 was $368,777, compared to net operating loss of $1,061,102 for the three months ended September 30, 2006. The impairment of goodwill in the second quarter of 2006, together with an increase in revenues in the current quarter, were primary factors.

Other Income (Expense)

Interest expense

Interest expense for the three months ended September 30, 2007 was $213,448 compared to $1,203 for the three months ended September 30, 2006. The increase in interest expense is the result of increased financing.

Loan Fee Expense

Loan fee expense for the three months ended September 30, 2007 was $39,297 compared to $0 for the three months ended September 30, 2006. The increase in loan fee expense was a result of costs associated with the debentures.

Loan Interest Accretion

Loan interest accretion for the three months ended September 30, 2007 was $286,718 compared $0 for the three months ended September 30, 2006. The increase in loan interest accretion was a result of costs associated with the debentures.

Interest Income

Interest income for the three months ended September 30, 2007 was $0 compared to $1,605 for the three months ended September 30, 2006. Any interest earned in the current period on proceeds from financing was offset against the related interest expense.

Loan Penalty Expense

Loan penalty expense recorded in the prior quarter was reversed in the three months ended September 30, 2007, which resulted in income $2,126,271. The reversal of loan penalty expense was based on our determination that production levels are sufficient to meet required threshold levels.

Net Income (Loss)

Our net income for the three months ended September 30, 2007 was $1,218,031 compared to a net loss of $1,060,700 for the three months ended September 30, 2006. Our current production revenues and the reversal of loan penalty contributed significantly to this improvement in results.

Results of Operations for the Six Months Ended September 30, 2007 and 2006.

INCOME:

	Six Months Ended September 30,
	2007	2006	Increase / (Decrease)
	Amount	Amount	$
Oil and gas revenues	$ 564,793	$ 49,823	$514,970

Revenues

Oil and gas revenues for the six months ended September 30, 2007 were $564,793 compared to revenues of $49,823 in the six months ended September 30, 2006. The increase in revenues is primarily the result of the sale of oil from leases acquired and developed during the period.

EXPENSES:

	Six Months Ended September 30,
	2007	2006	Increase / (Decrease)
	Amount	Amount	$
Expenses:
Direct costs	$347,751	$50,974	$296,777
Repairs on oil and gas equipment	-	165,594	(165,594)
Professional fees	1,062,435	218,254	844,181
Investor relations fees	82,879	-	82,879
General and administrative expenses	1,348,964	179,509	1,169,455
Depreciation, depletion and amortization	145,257	16,470	128,787
Impairment of goodwill	-	687,000	(687,000)
Total expenses	2,987,286	1,317,801	1,669,485

Net operating (loss)	(2,422,493)	(1,267,978)	1,154,515

Other income (expense):

Interest expense	(283,190)	(1,683)	281,507
Loan fee expense	(73,857)	-	73,857
Loan interest accretion	(462,484)	-	462,484
Interest income	-	3,077	(3,077)
Loan penalty expense	-	-	-
Loss on sale of asset	-	(3,854)	(3,854)
Total other income (expense)	(819,531)	(2,460)	817,071

Net income (loss)	$(3,242,024)	$(1,270,438)	$1,971,586

Direct Costs

Direct costs for the six months ended September 30, 2007 were $374,751 compared to $50,974 for the six months ended September 30, 2006. The increase over the prior period reflects the operating costs on the oil leases acquired during the period

Professional Fees

Professional fees for the six months ended September 30, 2007 were $1,062,435 compared to $218,254 for the six months ended September 30, 2006. The increase in professional fees was a result of non-cash charges related to options awarded to Board members and an outside consultant, together with services rendered in connection with acquisition and financing activities.

Investor Relations Fees

Investor relations fees for the six months ended September 30, 2007 was $82,879 compared to $0 for the six months ended September 30, 2006. The increase in public and investor relations expenses in the current period was a result of costs associated with the annual meeting of stockholders in September 2007 and with development and implementation of our public relations strategy.

General and Administrative

General and administrative expenses for the six months ended September 30, 2007 was $1,348,964 compared to $179,509 in the six months ended September 30, 2006. The increase is primarily due to option transactions recorded as employee compensation in the period.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization for the six months ended September 30, 2007 was $145,257 compared to $16,470 for the six months ended September 30, 2006. The increase was primarily a result of the depletion of oil reserves based upon production.

Impairment of Goodwill

Impairment of goodwill for the six months ended September 30, 2007 was $0 as compared to $687,000 for the six months ended September 30, 2006, the period during which the goodwill was fully impaired.

Net Operating Loss

Net operating loss for the six months ended September 30, 2007 was $2,422,793compared to net operating loss of $1,267,978 for the six months ended September 30, 2006. The impairment of goodwill in the second quarter of 2006, together with an increase in revenues in the current quarter, were primary factors.

Other Income (Expense)

Interest expense

Interest expense for the six months ended September 30, 2007 was $283,190 compared to $1,683 for the six months ended September 30, 2006. The increase in interest expense is primarily the result of increased financing.

Loan Fee Expense

Loan fee expense for the six months ended September 30, 2007 was $73,857 compared to $0 for the six months ended September 30, 2006. The increase in loan fee expense was a result of costs associated with the debentures.

Loan Interest Accretion

Loan interest accretion for the six months ended September 30, 2007 was $462,484 compared to $0 for the six months ended September 30, 2006. The increase in loan interest accretion was a result of costs associated with the debentures.

Interest Income

Interest income for the six months ended September 30, 2007 was $0 compared to $3,077 for the six months ended September 30, 2006. Any interest earned in the current period on proceeds from financing was offset against the related interest expense.

Loss on Sale of Asset

Loss on sale of asset for the six months ended September 30, 2007 was $0 compared to $3,854 for the six months ended September 30, 2006. The loss was a result of the sale of a vehicle in the prior year.

Net Loss

Our net loss for the six months ended September 30, 2007 was $3,242,024 compared to $1,270,438 for the six months ended September 30, 2006. The increase in net loss is primarily the result of start-up costs we continue to incur, together with significant acquisition, drilling, and completion activities during the period.

Because our operating expenses have greatly exceeded our revenues, we have not attributed any reserves to our properties for the six months ended September 30, 2007.

Results of Operations for the Fiscal Year Ended March 31, 2007.

As of March 31, 2007, we were in the early stage of developing properties in Kansas and had minimal production or revenues from those properties. Our operations as of March 31, 2007 had been limited to technical evaluation of the properties and the design of development plans to exploit the oil and gas resources on those properties as well as seeking financing opportunities to acquire additional oil and gas properties.

Oil and Gas revenues for the fiscal year ended March 31, 2007 was $90,800. The oil and gas operations reflected in the fiscal year ended March 31, 2007, we believe are not indicative of future oil and gas operations.

Our expenses as of March 31, 2007 consisted principally of repairs, maintenance and evaluating the gas City Field, general and administrative costs associated with evaluating other potential acquisitions, hiring employees and raising capital. We expect these costs to increase as we proceed with our development plans. In connection with the reverse merger we recorded goodwill due to the assumption of liabilities that exceeded assets acquired. Goodwill was impaired and recorded as an expense at September 30, 2006. Total expenses for the fiscal year ended March 31, 2007 were $2,093,903. We had a net loss for the same period of $2,003,103 or $0.16 per share.

Because our operating expenses as March 31, 2007 exceeded our revenues, we did not attribute any reserves to our properties for the year-ended March 31, 2007.

Operation Plan

Our plan is to continue to acquire oil and natural gas assets primarily in the mid-continent region of the United States. However, over time we may expand our area of operations as opportunities to do so become available. Once these assets are acquired we plan to continue to focus our efforts on increasing production of oil and natural gas cash flows and enhancing our net asset value.

We expect to achieve these results by:

•	Investing additional capital in development drilling and in secondary and tertiary recovery of oil as well as natural gas;
•	Using the latest technologies available to the oil and natural gas industry in our operations; and
•	Finding additional oil and natural gas reserves on the properties we acquire.

In April 2007 we completed a private placement of Senior Secured Debentures for $9 million (before fees and expenses) that has allowed us to continue to implement our business plan.

On September 14, 2007, we completed the purchase of nine leases in eastern Kansas for $800,000 in cash pursuant to a purchase and sale agreement. We acquired a 100% working interest in 1,100 gross acres of leaseholds located in Miami, Johnson and Franklin counties in eastern Kansas. Current production from the leases approximates 40 barrels of oil equivalent per day. A copy of the purchase agreement was attached as Exhibit 10.33 to the six months ended Form 10-QSB filed on November 14, 2007.

On September 27, 2007, DD Energy, Inc. (“DD”), our recently formed wholly owned subsidiary, entered into a purchase and sale agreement (the “Agreement”) with an effective date of September 1, 2007, whereby DD acquired seven oil leases and a 100% working interest in 1,500 gross acres of leaseholds for $2.7 million. The seven leases are in Johnson, Anderson and Linn counties in eastern Kansas. Current production from the leases approximates 50 barrels of oil equivalent per day. A copy of the Agreement was attached as Exhibit 10.32 to Form 8-K filed on October 10, 2007.

Black Oaks Field

We acquired an option to purchase and participate in the development of 1,980 acres in the Woodson and Greenwood counties of Kansas for $500,000 in stock and cash. In addition, as part of the agreement we established a joint operating account and funded it with $4 million specifically for the initial development of this field. In doing so, we acquired a 95% working interest in the Black Oaks Field which as of September 30, 2007 produced approximately 60 barrels of oil per day. The former owner of the field retained a 5% carried interest in the field. Once the net cash flow (revenues less operating expenses and capital expenditures) from the property has paid for our investment, plus the cost of the capital obtained to develop the property, this 5% carried interest will convert to a 30% working interest (non-carried). The cost of the capital will include the interest paid to the purchasers of the Senior Secured Debentures as well as the value of common stock issued to these purchasers that is ultimately allocated to the Black Oaks Field.

As part of the (Phase 1) initiative, we have drilled and completed twenty-three new producing wells and five injection wells. We have drilled and are working towards completion of seven additional producing wells. We received state approval and began water injection during this quarter.

The balance of the $4 million (Phase 1) investment will likely be made during the next several months completing the seven wells and drilling new development wells. We are beginning to recognize increased production and cash flow from the Black Oaks Field. Upon completion of the (Phase 1) investment in the Black Oaks Field, assuming capital is available, we plan to invest an additional $6 million to further develop the 1,980 acres. This additional $6 million investment would require additional funds to be acquired, through either a debt or equity offering. In addition, the option acquired for $500,000 allows us to participate in another 2,100 acre development and secondary recovery project with the same partner, in the same area, and under similar terms. The total capital required for the second project, named the “Nickel Town Field,” is estimated to be approximately $15.4 million.

Thoren Lease

On April 27, 2007, we acquired a 240 acre lease in Douglas county Kansas for $400,000 (subject to customary closing adjustments). The acquisition included a 100% interest in and to all rights and easements incident or appurtenant to the Lease; 12 oil wells, 4 water injection wells, and one water supply well.

We acquired a .8476563 net revenue interest on production from the Lease. Production from the Lease at September 30, 2007 approximated 27 barrels of oil equivalent per day.

The terms of the sale agreement states that upon payout of the purchase price, including operating costs and total capital expenditures, including cost of capital from the cash flow from the Lease, the former owner of the lease shall be assigned a 25% working interest in the Lease.

We have nearly completed our original planned $600,000 development of the field, primarily by drilling an additional nineteen producing wells, seven water injection wells and equipment and infrastructure improvements needed to increase production. The geology and production to date continues to be encouraging.

Gas City Property

In February 2006, we acquired approximately 8,105 acres of land held by leases, 11 recently (within the past three years) drilled wells, a gas gathering system and an interstate pipeline tap and a salt water disposal system for the field. The asset is located in Allen County, Kansas. Due to attrition and an attempt to centralize the acreage, we currently own approximately 6,600 acres of oil and gas leases, eleven (11) existing wells completed as natural gas producers, gas gathering system, compressor, tap and dehydration system tied to an interstate pipeline, and one (1) salt water disposal well along with a salt water disposal system for the field. We originally allocated $1 million from the debentures, however, we are currently in the process of a potential sale of the property to Euramerica Energy, Inc. pursuant to the Well Development Agreement and Option described below.

The reserves for the Gas City Field have been fully written-down on our financial statements as of September 30, 2007, and until such time as a financially viable operating plan can be finalized will be considered impaired.

Well Development Agreement and Option

On July 12, 2007, EnerJex Kansas, formerly Midwest Energy, Inc., our wholly owned subsidiary entered into a letter agreement with Euramerica Energy Inc., describing the terms for proceeding with an exploration and development program on the leases on the Gas City Property. On August 10, 2007, we amended and restated the letter agreement and we agreed to commence a development initiative upon the property under certain terms. Additionally, we granted Euramerica an option to purchase the property through March 1, 2008 at a purchase price of $1,200,000, which value represents the original purchase price plus capital invested by us in the development of the property to date.

The following describes certain material terms of the Well Development Agreement and Option. The description below is not a complete description of all terms of the agreement and is qualified in its entirety by reference to the agreement attached as Exhibit 10.31 to Form 10-QSB filed on August 17, 2007.

Well Development Program

•

Euramerica paid us $524,000. $250,000 will be used for exploratory drilling, logging and testing on as many test wells the funds will allow, which shall include the plugging costs associated therewith. We will analyze the test wells, discuss the results with Euramerica, and we will mutually decide on the appropriation of an additional $250,000, with the goal of putting on production up to five of the new wells drilled on the property. The remaining $24,000 will be used for the use of a rotary screw for seven (7) months and to install a separator.

•	Drilling, logging, testing, and completion of the wells is scheduled to be completed on or before December 15, 2007.

•	We will be the operator of the wells. Location of the wells will be upon agreement of Euramerica and us.
•	As the operator we are responsible for the payment of all royalties and interests on the wells.
•

We shall own all of the production from the wells and all assets associated with the wells. There will be no transfer of assets or ownership of the property to Euramerica until the full option purchase price is paid.

•	We shall be paid a 10% management fee for our services, which will be paid from the Net Revenue Interest (“NRI”) from production of the wells.
•

For purposes of the agreement, NRI means the proceeds from the sale of hydrocarbons (crude oil and/or natural gas) less all costs necessary to cause, maintain, and transport the production of hydrocarbons from the wells. Cost may include but not be limited to the following: royalty interest, over-riding royalty interest, severance taxes, property taxes, product transportation and marketing costs, well work over cost, maintenance cost, supervision cost, insurance cost, and administrative cost.

•

On a monthly basis (on or before the 10th day of each month, commencing in November 2007) we will pay Euramerica 90% of the NRI generated from the newly drilled wells that are put in to production. We will provide Euramerica with a monthly accounting of the revenues and production from the wells at the same time we make the monthly payment to Euramerica.

Property Option

•	Euramerica was, upon payment of the $524,000 described above, granted an option to purchase the property through March 1, 2008 at $1,200,000.
•

If Euramerica desires to exercise the option, the purchase price shall be paid either in full or at Euramerica’s sole option in four (4) equal quarterly installments of $300,000 beginning simultaneously with the option exercise.

•	Title of the property will only transfer to Euramerica upon payment of the full purchase price.
•	Upon execution of the option, Euramerica shall be obligated to invest $2,000,000 in drilling funds on or before August 31, 2008 or the title to the property will revert back to EnerJex.
•	Both parties will execute operating agreements concurrent with the Euramerica exercise of the option.
•

Upon payment of the first purchase price installment or the entire purchase price, our 10% management fee will be converted into a 5% carried working interest in the property. At pay-out of the project’s total expenses from revenue, our 5% carried interest will convert to a 25% working interest in and to the property as set forth in the operating agreements. In addition, we will be paid on a cost plus 17.5% for operating the property if Euramerica exercises the option.

Further, we are in discussions with Euramerica regarding potential development possibilities located on the property which may lead to an amendment of our agreement. If and when an agreement is reached, we will file a Form 8-K disclosing the terms of the agreement.

Amendment No. 1 to Well Development Agreement and Option for "Gas City Property" dated August 10, 2007

On December 10, 2007, EnerJex Kansas executed Amendment No. 1 to the Original Agreement to amend certain sections, including; certain of the completion aspects of the exploration and development program for 10 exploratory wells drilled on the Property using the $524,000 in Euramerica funds. A copy of the Amendment No. 1 is attached as Exhibit 10.35 to the Form 8-K filed on December 20, 2007.

Summary

We have several other projects that are in various stages of discussions and we are continually evaluating oil and gas opportunities in the mid-continent region. We plan to bring multiple potential acquisitions for evaluation. It is our vision to grow the business in a disciplined and well planned manner.

In addition to raising additional capital we plan to take on Joint Venture (JV) or Working Interest (WI) partners that will contribute to the capital costs of drilling and completion and then share in revenues derived from production. This economic strategy will allow us to utilize our own financial assets toward the growth of our leased acreage holdings, pursue the acquisition of strategic oil and gas producing properties or companies and generally expand our existing operations while further diversifying risks.

We began generating revenues from the sale of oil primarily during the three month period ended September 30, 2007. We expect our production to continue to increase, both through development of wells and through our acquisition strategy. Our future financial results will continue to depend on: (i) the ability to source and screen potential projects; (ii) the ability to discover commercial quantities of natural gas and oil; (iii) the market price for oil and natural gas; and (iv) the ability to fully implement our exploration and development program, which is dependent on the availability of capital resources. There can be no assurance that we will be successful in any of these respects, that the prices of oil and natural gas prevailing at the time of production will be at a level allowing for profitable production, or that we will be able to obtain additional funding to increase our currently limited capital resources. The board of directors has implemented a Crude Oil and Natural Gas hedging strategy that will allow us to hedge up to 80% of our production to mitigate a majority of our exposure to changing prices in the intermediate term. However, as of September 30, 2007, we have not hedged any of our current production.

Liquidity and Capital Resources

Liquidity is a measure of a company’s ability to meet potential cash requirements. We have historically met our capital requirements through the issuance of stock and by borrowings. In the future we anticipate we will be able to provide some of the necessary liquidity we need by the revenues generated from our net interests in our oil and natural gas production, and sales of reserves in our existing properties, however, if we do not generate sufficient sales revenues we will continue to finance our operations through equity and/or debt financings.

The following table summarizes total current assets, total current liabilities and working capital at September 30, 2007 as compared to March 31, 2007.

	September 30, 2007	March 31, 2007	Increase / (Decrease)
$

Current Assets	$ 3,690,651	$ 120,604	$ 3,570,047

Current Liabilities	$ 2,022,150	$ 488,189	$ 1,533,961

Working Capital (deficit)	$ 1,668,501	$ (367,585)	$ 2,036,086

Financing. On August 3, 2006, our subsidiary, EnerJex Kansas, executed a convertible note for the principal amount of $25,000. The note bears interest at 6% per annum and matures on August 2, 2010. The note is convertible at any time at the option of the holder into shares of our common stock at a conversion rate of $2.00 per share.

On October 30, 2006, we entered into an agreement with a shareholder to sell the patent we received in the reverse merger with EnerJex Kansas. We received a note for $10,000 payable due December 31, 2006 for the patent. As of the period ended September 30, 2007, the note has been paid in full.

On April 11, 2007, we completed a $9 million private placement of Senior Secured Debentures (the “Debentures”). In accordance with the terms of the Debentures, we received $6.3 million (before expenses and placement fees) at the first closing and an additional $2.7 million (before closing fees and expenses) at the second closing on June 21, 2007. In connection with the sale of the Debentures, we agreed to issue the Buyers 9,000,000 shares of common stock or common stock purchase warrants, (6,300,000 shares of common stock were issued on April 13, 2007) each warrant entitling the holder to purchase one share of our common stock at $0.01 per share (the “Closing Securities”). On the Second Closing date of June 21, 2007, we agreed to deliver to the Buyers, the remaining Debentures and Closing Securities equal to and in exchange of the purchase price of $2,700,000 (2,700,000 shares of common stock were issued on June 26, 2007). In addition, we may be required to issue the Buyers up to an additional 12,000,000 shares of common stock or warrants in the event EnerJex Kansas fails to meet certain production thresholds over the term of the debentures. To avoid issuing these additional shares, we must have production of the equivalent to 180 Barrel of Oil Equivalent Per Day (BOPDE) by December 31, 2007; 182 BOPDE by June 30, 2008; 170 BOPDE by December 31, 2008 and 206 BOPDE by June 30, 2009.

The $9 million Debentures mature on March 31, 2010, absent earlier redemption by EnerJex Kansas, and carry an interest rate of 10%. Interest on the Debentures began accruing on April 11, 2007 and is payable quarterly in arrears on the first day of each succeeding quarter during the term of the Debentures, beginning on or about May 11, 2007 and ending on the Maturity Date of March 31, 2010. We may, under certain conditions specified in the Debentures, pay interest payments in shares of our registered common stock. Additionally, on the Maturity Date, EnerJex Kansas is required to pay the amount equal to the principal, as well as all accrued but unpaid Interest.

Debenture Holder Amendment Letter

Pursuant to the Registration Rights Agreement dated April 11, 2007, by and among Midwest Energy (now known as Energy Kansas), the Company and the Buyers of certain of the Company's debentures, we were obligated to file the second Registration Statement to register the Second

Registration Amount (3,000,000 shares) of the Closing Securities within six months and one day of the First Effectiveness Date. The first Registration Statement was declared effective on August 14, 2007, which would make the Second Filing Deadline to be on or about May 19, 2008. Further, we are obligated to file a third Registration Statement within six months and one day of the Second Effectiveness Date (approximately November 20, 2008). On December 10, 2007, the Company and Buyers executed an amendment letter wherein we agreed to accelerate the filing of the second Registration Statement to be on or before December 31, 2007 in exchange for the Buyers agreeing not to accelerate the Third Filing Deadline (i.e. – the Third Filing Deadline would remain to be on or about November 20, 2008). In addition, the letter allows for the Company and its subsidiaries to hedge up to 75% of our production for up to 36 months. A copy of the lender amendment letter is attached as Exhibit 10.36 to the Form 8-K filed on December 20, 2007.

Satisfaction of our cash obligations for the next 6 months.

A critical component of our operating plan is the ability to obtain capital through additional equity and/or debt financing and JV or WI partnerships. In the event we cannot obtain the necessary capital to pursue our strategic plan, however, this would materially impact our ability to continue to grow aggressively.

Since inception, we have financed cash flow requirements through debt financing and issuance of common stock for cash and services. As we have expanded operational activities, we are currently generating sufficient revenues to meet our operating needs. If we again experience cash flow deficiencies from operations, we would be required to obtain additional financing to fund operations through common stock offerings and debt borrowings to the extent necessary to provide working capital.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development and production, particularly companies in the oil and gas industry. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, we are continuing to implement and successfully execute our business and marketing strategy, develop and upgrade technology and products, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Going Concern

The consolidated financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of EnerJex as a going concern. EnerJex may not have a sufficient amount of cash required to pay all of the costs associated with operating, production and marketing of products. Management intends to use borrowings and security sales to mitigate the effects of cash flow deficits, however no assurance can be given that debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should EnerJex be unable to continue existence.

Summary of product research and development that we will perform for the term of our plan.

We do not anticipate performing any significant product research and development under our plan of operation until such time as we can raise adequate working capital to sustain our operations.

Expected purchase or sale of any significant equipment.

We anticipate that we will purchase the necessary equipment required to produce oil and natural gas during our normal course of operations over the next six months.

Significant changes in the number of employees.

We currently have 7 full time employees and employ the services of several contract personnel. As drilling and production activities increase, we intend to hire additional technical, operational and administrative personnel as appropriate. We do not expect a significant change in the number of full time employees over the next 12 months. We are using and will continue to use the services of independent consultants and contractors to perform various professional services, particularly in the area of land services, reservoir engineering, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DESCRIPTION OF PROPERTY

Gas City Field

Effective February 1, 2006, we completed our first acquisition of an oil and natural gas asset. The acquisition included approximately 8,105 acres (which has subsequently been reduced to approximately 6,600 acres) of land held by leases, 11 recently (within the past three years) drilled wells, a gas gathering system and connection to an interstate pipeline as well as a salt water disposal system for the field. The asset is a relatively new non-conventional field located in Allen County, Kansas and is known as the Gas City Field.

The production from the Gas City Field is natural gas and comes from coal bed methane seams perforated in seven of the eleven wells. We are continuing to compile the data and records available to us pertaining to the wells and the field configuration and are continuing to assess the most efficient way to enhance the economic value of the field. Once we have the necessary capital to do so, we believe the significant amount of acreage as well as the application of new technologies available may enable us to enhance the value of the Gas City Field over the next year.

As of March 31, 2007, of the operating expenses of the Gas City Field exceeded the revenues generated by the Field; therefore, no reserves have been assigned to this property.

Production

The following table shows the results of operations from our oil and gas producing activities from inception through March 31, 2007. Results of operations from these activities have been determined using historical revenues, production costs, depreciation, depletion and amortization of the capitalized costs subject to amortization. General and administrative expenses and interest expense have been excluded from this determination.

	For the Year Ended March 31, 2007	From inception Through March 31, 2006
Production revenues	$90,800	$2,142
Production costs	(172,417)	(14,599)
Depreciation and depletion	(11,477)	(385)
Income tax	--	--
Results of operations for producing activities	$(93,094)	$(12,842)

Office Locations

We currently maintain an office at 7300 W. 110th Street, 7th floor, Overland Park, KS 66210. This space is leased pursuant to a one year agreement, whereby, as at March 31, 2007, we pay $2,698 for rent (plus additional charges for other services) per month for approximately 450 square feet of office space. As part of the Gas City Field acquisition, we acquired a small field office that houses a compressor and a storage facility.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EnerJex acquired a vehicle from Steve Cochennet, President and CEO of the Company for $35,500 that approximated the fair market value at the time of purchase.

On August 1, 2006, EnerJex Kansas entered an agreement wherein EnerJex advanced funds to Todd Bart, our former Chief Financial Officer. The note was unsecured and totaled $22,000. Interest is at 7.5% and we recorded interest of $1,100 for the year ended March 31, 2007. The note was repaid upon Mr. Bart’s termination in June 2007.

On October 30, 2006, EnerJex entered into an agreement with a stockholder to sell the patent EnerJex received in the reverse merger. In exchange for the patent, EnerJex received a note for $10,000 payable on December 31, 2006. The note was in default as of March 31, 2007, but has since been paid in full.

On September 26, 2006, EnerJex entered into a letter agreement with MorMeg, LLC, a stockholder, and secured an option to participate in a joint exploration agreement. The cost of the property was $500,000. On December 15, 2006, pursuant to amendment No. 1 to the Letter Agreement EnerJex issued 320,000 shares of our common stock (valued at $200,000) to extend our option to enter into the joint exploration agreement for an additional 120 days.

On March 14, 2006 and July 21, 2006, EnerJex Kansas paid consulting fees totaling $121,000 in connection with financing activities to a stockholder.

Accrued Salary

As of March 31, 2007, Steve Cochennet, President and CEO of EnerJex had accrued salary of $84,500. Subsequent to March 31, 2007, Mr. Cochennet’s accrued salary was paid and he is now receiving salary on a semi-monthly basis.

Director Independence

The Board of Directors has analyzed the independence of each director and has concluded that Robert (Bob) Wonish, Darrel Palmer and Daran Dammeyer are considered independent Directors in accordance with the director independence standards of the American Stock Exchange, and has determined that none of them have a material relationship with EnerJex which would impair his independence from management or otherwise compromise his ability to act as an independent director.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

We were dequoted from trading on the National Association of Securities Dealers Automated Quotation Bulletin Board System on August 21, 2002, and our common stock was sporadically traded in the inter-dealer market under the symbol “MPCO”. Our common stock has traded infrequently on both the OTC Bulletin Board, the “pink sheets” and “gray sheets”, and as of March 23, 2007, commenced trading again on the OTC Bulletin Board under the symbol “EJXR”, which severely limits our ability to locate accurate high and low bid prices for each quarter within the last two fiscal years. Therefore, our management, through the utilization of historic quotes provided through gsionline.com, has compiled the following table disclosing our stock prices and sales for fiscal years ended March 31, 2007 and 2006. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

	Fiscal Years Ended March 31,
	2007		2006
	Low	High	Low	High
1st Quarter	0	0	0.03	0.03
2nd Quarter	0	0	0.75	1.14
3rd Quarter	0.34	0.34	0.13	0.28
4th Quarter	1.05	1.12	0.32	0.32

(b) Holders of Common Stock

As of December 11, 2007, we had approximately 1,149 stockholders of record of the 22,203,256 shares outstanding. The closing bid stock price on December 11, 2007 was $1.10.

(c) Dividends

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

(d) Securities Authorized for Issuance under Equity Compensation Plans

2000 Stock Option and Incentive Plan

The Board of Directors approved a stock option plan on September 25, 2000. The total number of options that can be granted under the plan will not exceed 1,000,000 shares. Non-qualified stock options will be granted by the Board of Directors with an option price not less than 85% of the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. In no event may the option price with respect to an incentive stock option granted under the stock option plan be less than the fair market value of such common stock. However the price shall not be less than 110% of the fair market value per share on the date of the grant in the case of an individual then owning more than 10% of the total combined voting power of all classes of stock of the corporation.

Each option granted under the stock option plan will be assigned a time period for exercising not to exceed ten years after the date of the grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised.

In the event of a change of control (as defined in the stock option plan), the date on which all options outstanding under the stock option plan may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

500,000 options had been previously granted under this plan and as of January 2006, all options granted under this plan expired and were again available for issuance under the plan. As of March 31, 2007, no options were granted under this plan; however, on May 4, 2007, we granted 1,000,000 options to our CEO, which represented all of the available options.

2002-2003 Stock Option Plan

The Board of Directors approved the 2002-2003 stock option plan on August 1, 2002. Originally, the total number of options that could be granted under the plan was not to exceed 2,000,000 shares. On May 4, 2007, the Governance, Compensation, and Nominating Committee amended and restated the stock option plan (entitled the Millennium Plastics Corporation 2002/2003 Stock Option Plan) to change the title page to the “EnerJex Resources, Inc. Stock Option Plan” and to increase the number of shares issuable to 5,000,000. Non-qualified stock options will be granted by the Board of Directors with an option price not less than 85% of the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. In no event may the option price with respect to an incentive stock option granted under the stock option plan be less than the fair market value of such common stock. However the price shall not be less than 110% of the fair market value per share on the date of the grant in the case of an individual then owning more than 10% of the total combined voting power of all classes of stock of the corporation.

Each option granted under the stock option plan will be assigned a time period for exercising not to exceed ten years after the date of the grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised.

In the event of a change of control (as defined in the stock option plan), the date on which all options outstanding under the stock option plan may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

1,350,000 options had been previously granted under this plan and as of January 2006, the 1,350,000 options expired and were again available for issuance under the plan. As of March 31, 2007, we granted 300,000 options under this plan to our CFO (these options have subsequently been surrendered) and subsequently on May 4, 2007, we granted an additional 1,025,000 options.

Description of Stock Option Plans

Officers (including officers who are members of the board of directors), directors (other than members of the stock option committee to be established to administer the stock option plans) and other employees and consultants and our subsidiaries (if established) will be eligible to receive options under the stock option plans. The committee will administer the stock option plans and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the stock option plans.

Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the stock option plans be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted.

Each option granted under the stock option plans will be exercisable for a term of not more than ten years after the date of grant. Certain other restrictions will apply in connection with the plans when some awards may be exercised. In the event of a change of control (as defined in the stock option plans), the date on which all options outstanding under the stock option plans may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

The following table sets forth information as of March 31, 2007 regarding outstanding options granted under the plans, warrants issued to consultants and options reserved for future grant under the plan.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a) (c)

Equity compensation plans approved by stockholders	--	$ --	--

Equity compensation plans not approved by stockholders	300,000	$ 1.00	2,700,000

Total	300,000	$ 1.00	2,700,000 (1)

1.

As of March 31, 2007, 1,000,000 options were available for issuance under our 2000 stock option plan and 1,700,000 options were available for issuance under our 2002/2003 stock option plan. In May 2007, we granted all 1,000,000 options to our CEO; therefore, as of the date of this filing no options remained available for issuance under our 2000 stock option plan. In May 2007, the 2002/2003 stock option plan was amended to increase the number of shares issuable under the plan to 5,000,000 shares and we granted an additional 1,025,000 options under this plan. As of the date of this filing 3,675,000 options remained available for issuance under the 2002/2003 stock option plan.

These plans are intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for our continued success and growth, to aid in retaining individuals who put forth such effort, and to assist in attracting the best available individuals in the future.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of the Company’s executive officers during the last fiscal year of the Company. The remuneration described in the table does not include the cost of the Company of benefits furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individuals that are extended in connection with the conduct of the Company’s business.

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Fiscal Year Ended March 31, (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen-sation ($) (g)	Nonqualified Deferred Compen-sation Earnings ($) (h)	All Other Compen-sation ($) (i)	Total ($) (j)
Steve Cochennet,
President/CEO	2007	$110,500 (1)	-0-	-0-	-0-	-0-	-0-	$9,500 (2)	$120,000

Todd Bart,
CFO	2007	$106,875 (3)	$8,306 (4)	-0-	$37,813 (5)	-0-	-0-	$8,775 (6)	$161,769

(1)

Mr. Cochennet began receiving compensation as of August 1, 2006. The Company agreed to compensate him $13,000 per month. Mr. Cochennet received $26,000 as compensation for August 1, 2006 through October 1, 2006. As of October 15, 2006, Mr. Cochennet agreed to defer his salary until financing was secured. As of March 31, 2007, the Company has accrued $84,500 of Mr. Cochennet’s salary. Subsequent to March 31, 2007, Mr. Cochennet’s accrued salary was paid and Mr. Cochennet is no longer accruing salary.

(2)	For the fiscal year ended March 31, 2007, the Company paid for Mr. Cochennet’s car maintenance and all associated costs with his car.
(3)	Mr. Bart began receiving compensation as of June 15, 2006. The Company agreed to compensate Mr. Bart $11,250 per month.
(4)	Mr. Bart received a moving bonus of $8,306.
(5)

On August 16, 2006, the Company granted 300,000 stock options to Mr. Bart in consideration of his services as Chief Financial Officer of the Company. 100,000 options vest each year on the date of the anniversary of August 16, 2006. The 300,000 options are exercisable at $1.00 per share for a period of five (5) years expiring on August 15, 2011.

(6)	EnerJex Kansas paid $8,755 for Mr. Bart’s moving expenses.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in Cash Consideration set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person’s employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company.

Compensation Committee

As of March 31, 2007, we did not have a compensation committee of the board of directors. On May 4, 2007, Company established a Governance, Compensation and Nominating Committee (“GCNC”) that is responsible for reviewing all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation. The GCNC held two meetings since being established.

Director Compensation

All directors will be reimbursed for expenses incurred in attending Board or committee, when established, meetings. Directors who are not employees of EnerJex or a subsidiary will receive compensation for serving on the Board.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent auditors on accounting or financial disclosures.

FINANCIAL STATEMENTS

Consolidated Balance Sheet at September 31, 2007	G-1
Consolidated Statement of Operations for the Six Months Ended September 30, 2007 and 2006	G-2
Consolidated Statement of Cash Flows for the Six Months Ended September 30, 2007 and 2006	G-3
Notes to Consolidated Financial Statements	G-4

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

EnerJex Resources, Inc. and Subsidiary,

We have audited the accompanying consolidated balance sheets of EnerJex Resources, Inc. and Subsidiary as of March 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended March 31, 2007 and the period from inception (December 30, 2005) through March 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EnerJex Resources, Inc. and Subsidiary as of March 31, 2007 and 2006, and the results of their operations and their cash flows for the year ended March 31, 2007 and for the period from inception (December 30, 2005) through March 31, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses and had negative cash flows from operations that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in the Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri

June 12, 2007

EnerJex Resources, Inc.

and Subsidiary

Consolidated Balance Sheet

	March 31,	March 31,
	2007	2006
Assets
Current assets:
Cash	$ 99,493	$ 590,432
Accounts receivable	4,138	2,549
Notes and interest receivable	10,300	-
Deposits and prepaid expenses	6,673	8,861

Total current assets	120,604	601,842

Fixed assets	35,500	17,550
Accumulated depreciation	8,875	440

Total fixed assets	26,625	17,110

Other assets:
Note receivable-officer	23,100	-
Oil and gas properties using full cost accounting:
Properties not subject to amortization	322,178	59,582
Properties subject to amortization	-	243,952

Total other assets	345,278	303,534

Total assets	$ 492,507	$ 922,486

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$ 42,299	$ 49,045
Notes payable	350,000	-
Accrued liabilities	95,890	503

Total current liabilities	488,189	49,548

Asset retirement obligation	23,908	22,038
Convertible note payable	25,000	-

Contingencies and commitments

Stockholders' equity (deficit):
Preferred stock, $001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock $.001 par value, 100,000,000
shares authorized; 13,178,656 shares issued
and outstanding at 3/31/07 and 11,050,000 at
3/31/06	13,179	11,050
Common stock owed but not issued 15,000 shares	15	-
Paid in capital	2,603,374	1,432,718
Unamortized cost of options issued for service	(61,187)	-
Unamortized cost of stock issued for service	(4,000)	-
Retained deficit	(2,595,971)	(592,868)

Total stockholders' equity (deficit)	(44,590)	850,900

Total liabilities and stockholders' equity (deficit)	$ 492,507	$ 922,486

See notes to consolidated financial statements.

EnerJex Resources, Inc.

and Subsidiary

Consolidated Statement of Operations

		From Inception
		(12/30/05)
	Year Ended	through
	March 31,	March 31,
	2007	2006

Oil and gas revenues	$ 90,800	$ 2,142

Costs and operating expenses
Direct operating costs	172,417	14,599
Repairs on oil & gas equipment	165,603	40,436
Professional fees	302,071	50,490
Administrative expense	470,789	21,700
Depreciation, depletion and amortization	23,978	825
Impairment of oil & gas properties subject to amortization	273,959	468,081
Goodwill on acquisition	677,000	-

Total cost and operating expenses	2,085,817	596,131

Loss from operations	(1,995,017)	(593,989)

Other income (expense):
Interest expense	(8,434)	(38)
Loss on sale of vehicle	(3,854)	-
Interest income	4,202	1,159

Total other income (expense)	(8,086)	1,121

Net loss	$ (2,003,103)	$ (592,868)

Net loss per share of common stock-basic
and diluted	$ (0.16)	$ (0.07)

Weighted average shares outstanding	12,241,589	8,563,044

See notes to consolidated financial statements.

EnerJex Resources, Inc.

and Subsidiary

Consolidated Statement of Stockholders’ Equity (Deficit)

						Unamortized	Unamortized
						Cost of	Cost of
	Common Stock					Options	Stock		Total
				Owed but	Paid in	Issued for	Issued for	Retained	Stockholders'
	Per Share	Shares	Amount	Not Issued	Capital	Service	Service	Deficit	Equity (Deficit)

Stock issued to founders	$ 0.001	8,000,000	$8,000	$ -	$ (8,000)	$ -	$ -	$ -	$ -
Stock sold	0.500	3,000,000	3,000	-	1,415,768	-	-	-	1,418,768
Stock issued for services	0.500	50,000	50	-	24,950	-	-	-	25,000
Net loss for the period		-	-	-	-	-	-	(592,868)	(592,868)

Balance March 31, 2006		11,050,000	11,050	-	1,432,718	-	-	(592,868)	850,900

Stock sold	0.540	768,000	768	-	414,032	-	-	-	414,800
Stock issued for services	0.600	230,000	230	-	137,770	-	-	-	138,000
Stock issued for services	1.000	-	-	15	14,985	-	(15,000)	-	-
Stock issued to satisfy liabilities	0.600	510,000	510	-	305,490	-	-	-	306,000
Stock issued to stockholders		300,656	301	-	(301)	-	-	-	-
Stock issued for contract extension	0.625	320,000	320	-	199,680	-	-	-	200,000
Options issued for services		-	-	-	99,000	(99,000)	-		-
Amortization of stock and options for services		-	-	-	-	37,813	11,000	-	48,813
Net loss for the period		-	-	-	-	-	-	(2,003,103)	(2,003,103)

Balance March 31, 2007		13,178,656	$13,179	$ 15	$2,603,374	$ (61,187)	$ (4,000)	$(2,595,971)	$ (44,590)

See notes to consolidated financial statements.

EnerJex Resources, Inc.

and Subsidiary

Consolidated Statement of Cash Flows

		From Inception
		(12/30/05)
	Year Ended	through
	March 31,	March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$ (2,003,103)	$ (592,868)
Depreciation and depletion	22,108	863
Amortization of stock and options for services	186,813	25,000
Accretion of asset retirement obligation	1,870	-
Impairment of oil & gas properties subject to amortization	273,959	468,081
Loss on sale of vehicle	3,854	-
Adjustments to reconcile net (loss) to cash used
in operating activities:
Accounts receivable	(1,589)	(2,549)
Notes and interest receivable	(10,300)	-
Deposits and prepaid expenses	2,188	(8,861)
Accounts payable	(6,746)	49,045
Accrued liabilities	95,387	503

Cash used in operating activities	(1,435,559)	(60,786)

Cash flows from investing activities:
Purchase of equipment	(35,500)	(17,550)
Additions to oil & gas properties not subject to amortization	(104,080)	(750,000)
Note and interest receivable from officer	(23,100)	-
Proceeds from sale of vehicle	11,500	-

Cash used in investing activities	(151,180)	(767,550)

Cash flows from financing activities:
Proceeds from note payable	350,000	-
Proceeds from sales of common stock	414,800	1,418,768
Stock issued to pay liabilities	306,000	-
Proceeds from convertible note	25,000	-

Cash provided from financing activities	1,095,800	1,418,768

Increase in cash & cash equivalents	(490,939)	590,432

Cash and cash equivalents, beginning	590,432	-

Cash and cash equivalents, end	$ 99,493	$ 590,432

Interest paid	$ 5,407	$ 38
Income tax paid	$ -	$ -

Non cash transactions:

Stock and options issued for services	$ 252,000	$ 33,000

Stock issued for properties not subject to amortization	$ 200,000	$ -

Stock issued for payment of liabilities net of asset in reverse merger	$ 306,000	$ -

See notes to consolidated financial Statements.

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

Note 1 - Significant Accounting Policies

Nature of Business

We are an independent energy company engaged in the business of producing and selling oil and natural gas. This oil and natural gas is obtained primarily by the acquisition and subsequent exploration and development of mineral leases. Development and exploration may include drilling new exploratory or development wells on these leases. These operations are conducted primarily in the central United States, also referred to as the mid-continent region.

Basis of Presentation

The Company was formed on December 30, 2005 (“Inception”) and incorporated in the state of Nevada as Midwest Energy, Inc ("Midwest"). In February 2006 we acquired our first oil and natural gas assets, located in Allen County, Kansas.

On July 31, 2006, Millennium Plastics Corporation (“MPCO”) agreed to acquire Midwest, pursuant to an agreement and plan of merger. The agreement and plan of merger provided that, effective on August 15, 2006, Millennium Acquisition Sub merged with and into Midwest, with Midwest as the surviving corporation and wholly owned subsidiary of MPCO. 11,833,000 shares of MPCO common stock were issued in exchange for 100% of the outstanding shares of Midwest. Further, concurrent with the effective time of the merger and prior to the issuance of the shares to the Midwest stockholders, there was a 1 for 253.45 reverse split of MPCO outstanding shares of common stock. Upon closing of the merger, the former stockholders of Midwest controlled approximately 98% of outstanding shares of common stock.

Midwest was considered the acquiring enterprise for financial reporting purposes. The merger was accounted for as a reverse acquisition with Midwest as the accounting acquirer and MPCO as the surviving company for legal purposes. Accordingly, the financial statements include the historical results of operations of Midwest, the accounting acquirer.

MPCO changed its name to EnerJex Resources, Inc. on August 15, 2006.

Principles of Consolidation

Our consolidated financial statements include the accounts of our wholly owned subsidiary Midwest Energy, Inc.

Use of Estimates

The preparation of these financial statements requires the use of estimates by management in determining our assets, liabilities, revenues, expenses and related disclosures. Actual amounts could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear any interest. We regularly review collectibility and establish or adjust an allowance for uncollectible amounts as necessary using the specific identification method. Account balances are charged off against the

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no reserves for uncollectible amounts in the periods presented.

Stock-based Compensation

Common stock, warrants and options issued for services are accounted for based on the fair market value at the date the services are performed. If the awards are based on a vesting period the fair market value of the awards is determined as vesting is earned. If the services are to be performed over a period of time the value is amortized over the life of the period that services are performed.

Income Taxes

We account for income taxes under SFAS 109, “Accounting for Income Taxes”. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The provision for income taxes differ from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes.

Fair Value of Financial Instruments

Our financial instruments consist of accounts receivable and notes payable. Interest rates currently available to us for debt with similar terms and remaining maturities are used to estimate fair value of such financial instruments. Accordingly, since interest rates on substantially all of our debt are variable, market based rates, the carrying amounts are a reasonable estimate of fair value.

Earnings Per Share

SFAS No. 128, Earnings Per Share. This standard requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted loss per share computation. Potentially issuable shares of common stock pursuant to outstanding stock options and warrants are excluded from the diluted computation, as their effect would be anti-dilutive.

Cash and Cash Equivalents

We consider all highly liquid investment instruments purchased with remaining maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows and other statements. We maintain cash on deposit, which, at times, exceed federally insured limits. We have not experienced any losses on such accounts and believe we are not exposed to any significant credit risk on cash and equivalents.

Revenue Recognition

It is our policy to recognize revenue when title passes to our customers based on the contractual point of delivery.

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment are recorded at cost. Depreciation is on a straight-line method using the estimated lives of the assets. (3-15 years). Expenditures for maintenance and repairs are charged to expense. At March 31, 2007 our fixed assets were vehicles.

Debt issue costs

Debt issuance costs incurred are capitalized and subsequently amortized over the term of the related debt on an interest method of accretion over the estimated life of the debt.

Oil and Gas Properties

We follow the full cost method of accounting for oil and natural gas properties. Accordingly, all costs associated with the acquisition, exploration, and development are capitalized.

All costs included in properties subject to amortization, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. Abandonment of oil and natural gas properties are charged to the full cost pool and amortized.

Under the full cost method, the net book value of oil and natural gas properties are subject to a “ceiling” amount. The ceiling is the estimated after-tax future net cash flows from proved oil and natural gas properties, discounted at 10% per annum plus the lower of cost or fair market value of unevaluated properties. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant for the lives of the oil and natural gas reserves, except for changes that are fixed and determinable by existing contracts. The excess, if any, of the net book value above this ceiling is charged to expense.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized as income.

Long-Lived Assets

Impairment of long-lived assets is recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying value. The carrying value of the assets is then reduced to their estimated fair value that is usually measured based on an estimate of future discounted cash flows.

Asset Retirement Obligations

We accrue for the future plugging and abandonment of oil and natural gas assets in the period in which the obligation is incurred. We accrue costs at estimated fair value. When the related

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

liability is initially recorded, we capitalize the cost by increasing the carrying amount of properties subject to amortization. Over time, the liability is accreted to its settlement value and the capitalized cost is depleted over the life of the related asset. Upon settlement of the liability, we recognize a gain or loss for any difference between the settlement amount and the liability recorded.

Major Purchasers

From inception through March 31, 2007, we sold all of our natural gas production to one purchaser.

Recent Issued Accounting Standards

In September 2006, the Securities and Exchange Commission staff (“SEC”) issued SAB 108. SAB 108 was issued to provide consistency to how companies quantify financial statement misstatements. SAB 108 establishes an approach that requires companies to quantify misstatements in financial statements based on effects of the misstatement on both the consolidated balance sheet and statement of operations and the related financial statement disclosures. Additionally, companies must evaluate the cumulative effect of errors existing in prior years that previously had been considered immaterial. We adopted SAB 108 in connection with the preparation of our annual financial statements for the year ended March 31, 2007 and found no adjustments necessary.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, rather, its application will be made pursuant to other accounting pronouncements that require or permit fair value measurements. SFAS No.157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The provisions of SFAS No. 157 are to be applied prospectively upon adoption, except for limited specified exceptions. We are evaluating the requirements of SFAS No. 157 and do not expect the adoption to have a material impact on our consolidated balance sheet or statement of operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and will be adopted by us on April 1, 2007. We do not expect the adoption of FIN 48 to have a material impact on our consolidated balance sheet or statement of operations.

Reclassifications

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

Certain reclassifications have been made to prior periods to conform to current presentation.

Note 2 – Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. Our ability to continue as a going concern is dependent upon attaining profitable operations based on the development of products that can be sold. We intend to use borrowings and security sales to mitigate the affects of our cash position, however, no assurance can be given that debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue in existence.

Note 3 - Stock Transactions

Stock transactions in fiscal 2006:

At inception on December 30, 2005, 8 million shares of common stock were issued at no cost to our founders.

On March 15, 2006, we completed an offering of 3 million shares of common stock at a price of $0.50 per share. Fees of $81,232 in connection with the offering were offset to paid in capital.

On March 16, 2006, we issued 40,000 shares of common stock for services rendered in connection with an acquisition of an oil and natural gas property. The value assigned to the transaction was equivalent to $.50 per share as that was the most recent sales price. The cost was recorded as a professional fee expense.

On March 16, 2006, we issued 10,000 shares of common stock for consulting services. The value assigned to the transaction was equivalent to $.50 per share as that was the most recent sales price. The cost was recorded as a professional fee expense.

Stock transactions in fiscal 2007:

On April 28, 2006, we entered into a consulting agreement with Nunneley Oil and Gas Management to provide evaluations of oil & gas leases and technical data. Fees for the services were 15,000 shares of our common stock. The value of the stock was $9,000 based on our last sale price on the day the stock was earned. We recorded $9,000 as professional fee expense.

On July 31, 2006, pursuant to the reverse merger with Millennium Plastics Corporation the stockholders of Millennium Plastics Corporation retained 300,656 shares of our stock.

On August 16, 2006, we agreed to issue 200,000 shares of our common stock to Stoecklein Law Group for professional legal services provided to us. The shares were valued at a price of $.60 per share that was the price we most recently sold shares for and we expensed $120,000 as professional fees in the transaction.

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

On August 16, 2006, we issued 510,000 shares of our common stock to pay for liabilities assumed from Millennium Plastics Company. The value of the stock was based on our last sales price on the day the stock was earned ($.60 per share) and totaled $306,000.

On September 10, 2006, we entered into a consulting agreement with Bill Stoeckinger to assist in the assessment of well data and geology. Fees for the services were 15,000 shares of our common stock. The value of the stock was based on our last sales price on the day the stock was earned ($.60 per share) and totaled $9,000. We recorded $9,000 as professional fee expense.

During the year ended March 31, 2007, we sold 768,000 shares of our common stock at $.60 per share. Pursuant to the sale we paid a fee of $46,000 to an individual that assisted us in obtaining capital. The fee was offset to the paid in capital recorded in the transaction.

On December 15, 2006, we amended a joint exploration agreement with an entity that holds leases on properties and issued 320,000 of our shares in lieu of cash. The common stock was valued at $200,000 and we recorded this in the oil & gas properties not subject to amortization.

On January 10, 2007, we agreed to issue 15,000 shares of our common stock valued at $15,000 for oil field services. On March 31, 2007, the shares were unissued and we have recorded $15 as stock owed not issued which represents the par value of the stock. The services cover a period that expends beyond March 31, 2007 and we recorded the value of the services through March 31, 2007 ($11,000) as direct operating cost. The remaining value of the services ($4,000) will be amortized in the first quarter of fiscal 2008.

Option transactions in fiscal 2007:

Pursuant to an employment agreement we issued 300,000 stock options to our Chief Financial Officer Todd Bart on August 16, 2006. The options vest at 100,000 per year on the anniversary of the agreement. The options have an exercise price of $1.00 per share of our common stock and they expire on August 15, 2011. The value of the options was based on the Black-Scholes pricing model and totaled $99,000 based on the following assumptions stock price-$.60; exercise price-$1.00; life 5 years; volatility 76%; yield-4.81%. Initially we recorded the value as unamortized costs of options issued for services and we will amortize this over the vesting period of the agreement as additional compensation. We will recalculate the value of the options each quarter. For the year ended March 31, 2007 we recorded $37,813 as compensation expense and the unamortized balance was $61,187. We had no other options outstanding at March 31, 2007.

Note 4 – Impairment of oil and gas properties

In fiscal 2006, we acquired a 100% working interest in certain oil and natural gas assets located in Allen County, Kansas known as the Gas City field. The assets included producing wells, approximately 10,000 acres of leasehold and a gathering system with a connection to an Oneok natural gas pipeline. The purchase price for the assets was $750,000. We also recorded a $22,000 liability for the asset retirement obligation associated with the plugging and abandonment of the

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

wells acquired. Based upon reserve reports and management’s evaluation of the acquisition, $468,081 of the purchase price was considered to be impaired and was expensed. In fiscal 2007 there was further impairment of these assets totaling $273,959 based on reserve studies of the present value of the discounted cash flows.

Note 5 - Income Taxes

Deferred income taxes are determined based on the tax effect of items subject to different treatment between book and tax bases. There is approximately $2,596,000 of net operating loss carry-forwards which expire in 2021-2022. The net deferred tax is as follows:

	March 31, 2007	March 31, 2006
Non-current deferred tax asset (liabilities):
Net operating loss carry-forward	$ 908,000	$ 180,000
Valuation allowance	(908,000)	(180,000)
Total deferred tax net	$ -	$ -

A reconciliation of the provision for income taxes to the statutory federal rate for continuing operations for the year ended March 31, 2007 and the period from inception through March 31, 2006 is as follows:

	March 31, 2007	March 31, 2006
Statutory tax rate	34.0%	34.0%
Change in valuation allowance	(34.0%)	(34.0%)
Effective tax rate	0.0%	0.0%

Note 6 - Asset Retirement Obligations

Our asset retirement obligations relate to the abandonment of oil and natural gas wells. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations for the financial statements presented. Accretion of the liability was recorded as interest expense.

	March 31, 2007	March 31, 2006
Asset retirement obligation, beginning of period	$ 22,038	$ -
Liabilities incurred during the period	-	22,000
Liabilities settled during the period	-	-
Accretion	1,870	38
Asset retirement obligations, end of period	$ 23,908	$ 22,038

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

Note 7 - Convertible Note

On August 3, 2007, we sold a $25,000 convertible note that has an interest rate of 6% and matures August 2, 2010. The note is convertible at any time at the option of the note holder into shares of our common stock at a conversion rate of $2.00 per share.

Note 8 – Goodwill From Reverse Merger

Pursuant to the reverse merger with Millennium Plastics Corporation we assumed liabilities totaling $687,000 and received a patent that had a no book value. We issued stock and cash to pay the liabilities and have sold the patent for $10,000. We had an expense of $677,000 for goodwill resulting from the reverse merger.

Note 9 - Related Party Transactions

We acquired a vehicle from our President for $35,500 that approximated the fair market value at the time of purchase.

We entered an agreement where we advanced funds to our Chief Financial Officer on August 1, 2006. The note is unsecured and totaled $22,000. Interest is at 7.5% and we recorded interest of $1,100 for the year ended March 31, 2007. The note is due July 31, 2009.

On October 30, 2006, we entered into an agreement with a stockholder to sell the patent we received in the reverse merger. In exchange for the patent, we received a note for $10,000 payable on December 31, 2006. The note is in default but we believe the note will be paid in fiscal 2008.

Our Chief Executive Officer, Steve Cochennet, has agreed to accrue his salary. As of March 31, 2007, $84,500 has been accrued and has been recorded as accrued salary payable to Officer. Subsequent to March 31, 2007 the accrued salary has been paid.

On September 26, 2006, we entered into a letter agreement with MorMeg, LLC, a stockholder, and secured an option to participate in a joint exploration agreement. The cost of the option was $100,000. On December 15, 2006 pursuant to amendment No. 1 to the Letter Agreement we issued 320,000 shares of our stock (valued at $200,000) to extend our option to enter into the joint exploration agreement for an additional 120 days. See subsequent events for the payment of a fee in connection with the joint exploration agreement.

On March 14, and July 21, 2006, we paid consulting fees totaling $121,000 in connection with our financing activities to a stockholder of the Company.

Note 10 - Commitments and Contingencies

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

Effective August 7, 2006, we entered into a lease for office space through July 31, 2007. Payments for rent were $21,682 during the year ended March 31, 2007. On April 1, 2007, we leased additional space through March 31, 2008. Commitments for lease payments total $17,192 under these lease agreements for the year ending March 31, 2008.

Note 11- Note Payable

On November 15, 2006, we entered into a note payable with a bank in the amount of $100,000. The note was subsequently increased to $350,000. The note had an interest rate of 9% and was secured by substantially all of our assets. The principal and interest was paid off on April 18, 2007.

Note 12 – Cost of Oil and Natural Gas Properties

General

The following is information related to the Company’s oil and gas development and producing activities in accordance with SFAS No. 69, “Disclosures about Oil and Gas Producing Activities”. The information is for the period from inception (December 30, 2005) through March 31, 2006 and for the year ended March 31, 2007.

Results of operations from oil and natural gas producing activities

The following table shows the results of operations from the Company’s oil and gas producing activities. Results of operations from these activities are determined using historical revenues, production costs and depreciation, depletion and amortization of the capitalized costs subject to amortization. General and administrative expenses and interest expense is excluded from this determination.

	March 31, 2007	March 31, 2006
Production revenues	$ 90,800	$ 2,142
Production costs	(172,417)	(14,599)
Depletion and depreciation	(11,477)	(385)
Income taxes	-	-
Results of operations for producing activities	$ (93,094)	$ (12,842)

Capitalized costs of oil and natural gas producing properties

The Company’s aggregate capitalized costs related to oil and natural gas producing activities are as follows:

	March 31, 2007	March 31, 2006
Proved	$ 11,862	$ 244,337
Unevaluated and unproved	322,178	59,582
Accumulated depreciation and depletion	(11,862)	(385)

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

Net capitalized costs	$ 322,178	$ 303,534

Unproved and unevaluated properties are not included in the Full Cost Pool and are therefore not subject to depletion or depreciation. These assets consist primarily of leases that have not been evaluated. We will continue to evaluate our unproved and unevaluated properties; however, the timing of such evaluation has not been determined.

Capitalized costs incurred for oil and natural gas producing activities

Costs incurred in oil and natural gas property acquisition, exploration and development activities that have been capitalized are summarized below:

	March 31, 2007	March 31, 2006
Acquisition of proved and unproved properties	$ 304,080	$ 772,000
Development costs	-	-
Exploration costs	-	-
Total	$ 304,080	$ 772,000

Note 13 - Subsequent Events

On April 11, 2007 we sold 6,300,000 shares of our stock and $6,300,000 senior secured debentures. Proceeds from the sale net of costs were $5,657,964. The debentures pay interest at 10% per annum and mature March 31, 2010. The allocation of sale proceeds is based on the ratable fair market value of the stock and debentures on the date of sale. The transaction costs of $642,035 will be amortized over the term of the debentures. We have the option to pay interest on the debentures in cash or in shares of our stock based on a price equal to 85% of the weighted average price of our stock over a 30-day period preceding the interest date. We have to meet production thresholds during the period the debentures are outstanding. We must have production of the equivalent of 180 Barrel of Oil Equivalent Per Day (BOPDE) by December 31, 2007; 182 BOPDE by June 30, 2008; 170 BOPDE by December 31, 2008 and 206 BOPDE by June 30, 2009. If we do not meet those thresholds on any of the days we will be required to issue an additional 3,000,000 shares to the debenture holders for each period we fail to meet the thresholds. We are required to register the shares that were issued in this transaction and if we are unable to meet certain registration deadlines we may have to pay a penalty, ranging from .005% to 10%, to the debenture holders. On June 8, 2007 we are committed to sell an additional 2,700,000 of our shares and issue $2,700,000 of secured debentures with terms identical to the April 11th sale.

On April 18, 2007, we acquired the working interests of certain producing properties for $400,000 from a stockholder. We obtained an independent valuation of the properties that determined the fair market value exceeded the amount paid.

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

We entered into a joint operating agreement with a stockholder, MorMeg, LLC and advanced $4,000,000 that will be used for acquisition and development. We also completed an obligation with MorMeg, LLC by payment of $200,000.

On May 4, 2007, the Governance, Compensation and Nominating Committee of the Board of Directors established compensation for board and committee members. The three non-employee Directors received one-fourth ($2,500) of their annual retainer of $10,000, during the month of May, 2007. Additionally, the Audit Committee Chairman, Mr. Dammeyer, received 9,600 shares of common stock, representing the stock portion of his compensation for Audit Committee Chairman. Mr. Dammeyer also received $5,000 for the cash portion of his compensation for Audit Committee Chairman through June, 2007. We granted 200,000 options to each of our three non-employee Directors, 1,000,000 options to our CEO Mr. Steve Cochennet, 300,000 options to Mr. Mark Haas, a principal with MorMeg, LLC, and a total of 125,000 options to two of our employees. All of the options had a strike price of $1.25 per share (approximate market price of our stock on the date of grant) for a period of 4 years.

On May 4, 2007, we increased the number of issuable shares under our 2002/2003 option plan to 5,000,000 shares.

Note 14 – Supplemental Oil and Natural Gas Reserve Information (Unaudited)

(a) General

Our estimated net proved oil and gas reserves and the present value of estimated cash flows from those reserves are summarized below. The reserves were estimated by McCune Engineering, independent petroleum engineers, using market prices at the end of each of the periods presented in the financial statements. Those prices were held constant over the estimated life of the reserves. There are numerous uncertainties inherent in estimating quantities and values of proved oil and gas reserves and in projecting future rates of production and the timing of development expenditures, including factors involving reservoir engineering, pricing and both operating and regulatory constraints. All reserves estimates are to some degree speculative, and various classifications of reserves only constitute attempts to define the degree of speculation involved. Accordingly, oil and gas reserve information represents estimates only and should not be construed as being exact. The information is for the period from inception (December 30, 2005) through March 31, 2006 and for the year ended March 31, 2007.

(b) Estimated Oil and Gas Reserve Quantities

Our ownership interests in estimated quantities of proved gas reserves and changes in net proved reserves, all of which are located in the United States, are summarized below.

Gas –mcf
Proved reserves:
Balance at inception (December 30, 2005)	-
Purchase of reserves-in-place	229,912

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

Production	(395)
Balance March 31, 2006	229,517

There were no revisions of previous estimates of reserves or extensions and discoveries during the period from inception (December 30, 2005) through March 31, 2006.

Gas-mcf
Proved reserves:
Balance March 31, 2006	229,517
Revisions of previous estimates	(212,077)
Production	(17,440)
Balance March 31, 2007	--

There were no extensions and discoveries or purchases of reserves-in-place during the year ended March 31, 2007.

Proved developed reserves at the end of the period:

Gas-mcf	Gas-mcf
March 31, 2007	March 31, 2006
44,621	229,517

(c) Standardized measure of discounted future cash flows

The standardized measure of discounted future net cash flows from our proved reserves for the periods presented in the financial statements is summarized below. There were no proved reserves at inception. The standardized measure of future cash flows as of March 31, 2007 and 2006 is calculated using a price per Mcf of natural gas of $5.37 and $5.05, respectively. The gas price was the Williams/Southern Star Central spot gas price (inside FERC index) at the end of the period. The resulting estimated future cash inflows are reduced by estimated future costs to develop and produce the estimated proved reserves. These costs are based on year-end cost levels. Future income taxes are based on year-end statutory rates. The future net cash flows are reduced to present value by applying a 10% discount rate. The standardized measure of discounted future cash flows is not intended to represent the replacement cost or fair market value of the Company’s oil and gas properties.

There were no proved reserves at inception (December 30, 2005).

March 31, 2007	March 31, 2006

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

Future production revenue	$ 240,000	$1,103,000
Future production costs	(240,000)	(775,000)
Future development costs	-	-
Future cash flows before income taxes	-	328,000
Future income taxes	-	-
Future net cash flows	-	328,000
10% annual discount for estimating of future cash flows	-	(84,000)
Standardized measure of discounted net cash flows	$ -	$ 244,000

(d) Changes in Standardized Measure of Discounted Future Net Cash Flows

At March 31, 2007, the future production costs exceeded the production revenue.

Balance December 30, 2005 (inception) (1)	$ -
Sales, net of production costs	-
Acquisition of gas in place	244,000
Balance March 31, 2006	244,000
Sales, net of production costs	(18,000)
Net change in pricing and production costs (1)	(60,000)
Net change in future estimated development costs	(90,000)
Extensions and discoveries	-
Revisions	(77,000)
Accretion of discount	1,000
Change in income tax	-
Balance March 31, 2007	$ -
(1)	Production costs exceeded sales in fiscal 2006 and 2007.

Consolidated Balance Sheet at September 31, 2007	G-1
Consolidated Statement of Operations for the Six Months Ended September 30, 2007 and 2006	G-2
Consolidated Statement of Cash Flows for the Six Months Ended September 30, 2007 and 2006	G-3
Notes to Consolidated Financial Statements	G-4

EnerJex Resources, Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

September 30,
2007

Assets
Current assets:
Cash	$3,553,323
Accounts receivable	124,731
Prepaid expenses	12,597
Total current assets	3,690,651

Fixed assets, net of accumulated depreciation of $13,313	77,828

Other assets:
Oil and gas properties using full cost accounting:
Properties not subject to amortization	22,171
Properties subject to amortization	7,449,992
Total other assets	7,472,163

$11,240,642

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	135,956
Accrued liabilities	26,628
Deferred payments from Euramerica for development	524,000
Promissory notes payable	965,000
Current portion of long term debt	370,566
Total liabilities	2,022,150

Asset retirement obligation	378,060

Long term liabilities:
Convertible note payable	25,000
Long-term debt, less current portion	10,396,410
10,421,410

Commitments and contingencies

Stockholders' Equity (Deficit):
Preferred stock, $0.001 par value, 10,000,000
shares authorized, no shares issued and outstanding	-
Common stock, $0.001 par value, 100,000,000 shares authorized
22,203,256 shares issued and outstanding	22,203
Unamortized cost of stock, warrants & options issued for services	(132,977)
Unamortized loan fees and interest	(4,430,493)
Additional paid-in capital	8,798,284
Accumulated (deficit)	(5,837,995)
(1,580,978)

$11,240,642

See notes to condensed consolidated financial statements

EnerJex Resources, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue
Oil and gas activities	$418,590	$31,292	$564,793	$49,823

Expenses:
Direct costs	288,709	25,594	347,751	50,974
Repairs on oil and gas equipment	-	50,703	-	165,594
Professional fees	187,930	177,204	1,062,435	218,254
Investor relations fees	82,879	-	82,879	-
General and administrative expenses	99,056	142,941	1,348,964	179,509
Depreciation, depletion and amortization	128,793	8,952	145,257	16,470
Impairment of goodwill	-	687,000	-	687,000
Total expenses	787,367	1,092,394	2,987,286	1,317,801

Net operating (loss)	(368,777)	(1,061,102)	(2,422,493)	(1,267,978)

Other income (expense):
Interest expense	(213,448)	(1,203)	(283,190)	(1,683)
Loan fees	(39,297)	-	(73,857)	-
Loan interest accretion	(286,718)	-	(462,484)	-
Interest income	-	1,605		3,077
Reversal of loan penalty expense	2,126,271	-	-	-
Loss on sale of asset	-	-	-	(3,854)
Total other income (expense)	1,586,808	402	(819,531)	(2,460)

Net income (loss)	$1,218,031	$(1,060,700)	$(3,242,024)	$(1,270,438)

Weighted average number of
common shares outstanding - basic	22,203,256	12,310,839	20,691,689	11,759,386
- fully diluted	22,297,158	12,310,839	20,691,689	11,759,386
Net income (loss) per share - basic and fully diluted	$0.05	$(0.09)	$(0.16)	$(0.11)

See notes to condensed consolidated financial statements.

EnerJex Resources, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Six Months Ended
	September 30,
	2007	2006
Cash flows from operating activities
Net (loss)	$(3,242,024)	$(1,270,438)
Depreciation, depletion and amortization	145,257	24,033
Accretion of asset retirement obligation	7,152	1,440
Stock, warrants and options issued for services	1,822,373	138,000
Loan costs	536,341	-
Loss on sale of asset	-	3,854
Adjustments to reconcile net (loss) to cash
used in operating activities:
Accounts and notes receivable	(110,293)	(6,692)
Prepaid expenses	(5,924)	2,532
Accounts payable	93,657	(19,389)
Accrued liabilities	(69,262)	-
Deferred payments from Euramerica for development	524,000	-
Net cash used in operating activities	(298,723)	(1,126,660)

Cash flows from investing activities
Purchase of fixed assets	(55,641)	(35,500)
Proceeds from sale of assets	-	11,500
Additions to oil and gas properties	(6,943,804)	(100,000)
Net cash used in investing activities	(6,999,445)	(124,000)

Cash flows from financing activities
Payments received on notes receivable	23,100	(22,275)
Proceeds from convertible note	-	25,000
Proceeds from loans payable	6,765,141	-
Payments on notes payable	(350,000)	-
Stock issued for liabilities	-	306,000
Proceeds from sale of common stock	4,313,757	414,800
Net cash provided from financing activities	10,751,998	723,525

Net increase (decrease) in cash	3,453,830	(527,135)
Cash - beginning	99,493	590,432
Cash - ending	$3,553,323	$63,297

Supplemental disclosures:
Interest paid	$283,190	$65,710
Income taxes paid	-	-

Non-cash transactions
Stock, warrants and options issued for services	$2,156,084	$138,000
Asset retirement obligation	347,000	-
Stock issued for payment of liabilities net of asset in
reverse merger	$-	$306,000

See notes to condensed consolidated financial statements.

Note 1- Basis of Presentation

General: EnerJex Resources, Inc. (EnerJex) is an oil and natural gas acquisition, exploration and development company formed in December 2005. Operations are conducted solely through its wholly owned operating subsidiaries, Midwest Energy, Inc. (Midwest) and DD Energy, Inc. (DD Energy). DD Energy was formed in August 2007 to acquire and operate certain leases in Eastern Kansas (see note 6).

The unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year. Certain amounts in the prior year statements have been reclassified to conform to the current year presentations. The statements should be read in conjunction with the financial statements and footnotes thereto included in our Form 10KSB for the year ended March 31, 2007.

Note 2 - Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern. Our ability to continue as a going concern is dependent upon attaining profitable operations based on the development of products that can be sold. We intend to use borrowings and security sales to mitigate the affects of our cash position, however, no assurance can be given that debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue in existence.

Note 3 - Common Stock

Stock transactions in fiscal 2008:

On May 4, 2007, we issued 9,600 shares of common stock to a Director and chairman of our Audit Committee for services over the next year. For the six month period ended September 30, 2007, we recorded director compensation in the amount of $5,000 and unamortized stock-based compensation of $7,000 to be expensed over the remaining term of service.

On May 22, 2007, we issued 15,000 shares of common stock previously authorized and un-issued.

During the six months ended September 30, 2007 we issued 9,000,000 shares of our common stock pursuant to our “Mortgage Security Agreement’s” entered into on April 12, 2007 and June 8, 2007. We allocated $4,500,000 of the $9,000,000 to the equity portion of the transaction (See

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

Note 5). The transaction costs of the equity sale were $466,834 resulting in $4,033,135 in net proceeds.

Option and Warrant transactions in fiscal 2008:

On April 12, 2007, we granted a warrant to purchase 375,000 of our common stock to C.K. Cooper & Company as partial payment for services render in connection with our financing activities. The warrant has an exercise price of $0.60 and expires on April 11, 2010. The fair value of the warrant based on the Black-Scholes pricing model totaled $280,591. The following assumptions were used in the valuation: stock price-$1.00; exercise price-$0.60; life 3 years; volatility 106%; yield-4.66. We have included the value of the warrant with the loan and equity transaction costs (See Note 5).

On May 4, 2007, we granted an option to purchase 1,000,000 shares of our common stock to our President and CEO. The options are considered fully vested on grant. The options have an exercise price of $1.25 and they expire on May 3, 2011. The fair value of the option based on the Black-Scholes pricing model was $859,622. The following assumptions were used in the valuation: stock price-$1.25; exercise price-$1.25; life 4 years; volatility 95%; yield-4.55. At September 30, 2007, we recorded the full value as additional related – party compensation.

On May 4, 2007, we granted options to purchase 125,000 shares of our common stock to two employees as a bonus for services. The options are considered fully vested on grant. The options have an exercise price of $1.25 and expire on May 3, 2011. The fair value of the options based on the Black-Scholes pricing model was $107,453. The following assumptions were used in the valuation: stock price-$1.25; exercise price-$1.25; life 4 years; volatility 95%; yield-4.55. At September 30, 2007, we recorded the full value as additional employee compensation.

On May 4, 2007, we granted an option to purchase 300,000 shares of our common stock to a service provider for services rendered. The option is considered fully vested on the date of grant. The options have an exercise price of $1.25 and expire on May 3, 2011. The fair value of the options based on the Black-Scholes pricing model was $257,887. The following assumptions were used in the valuation: stock price-$1.25; exercise price-$1.25; life 4 years; volatility 95%; yield-4.55. At September 30, 2007, we recorded the full value as capitalized contract labor.

On May 4, 2007, we granted options to purchase 600,000 shares of our common stock in total to our three Directors for their services to the Company. The options are considered fully vested on grant. The options have an exercise price of $1.25 and expire on May 3, 2011. The fair value of the options based on the Black-Scholes pricing model totaled $515,772. The following assumptions were used in the valuation: stock price-$1.25; exercise price-$1.25; life 4 years; volatility 95%; yield-4.55. At September 30, 2007, we recorded the full value as board compensation expense.

On June 14, 2007, we entered into a “Separation Agreement” with our former Chief Financial Officer. Pursuant to the agreement, 300,000 options were fully vested with a right to exercise any time prior to September 13, 2007. As of September 30, 2007, the options were not exercised and

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

have been cancelled. During the period ended September 30, 2007, we expensed the remaining value of the unamortized costs of options in the amount of $61,187 as compensation.

On August 1, 2007, we granted options to purchase 100,000 shares of our common stock to our Director of Finance pursuant to her employment agreement. The options have an exercise price of $1.50 and expire on July 31, 2011. The fair value of the options based on the Black-Scholes pricing model totaled $137,429. The following assumptions were used in the valuation: stock price-$1.50; exercise price-$1.50; life 4 years; volatility 164%; yield-4.26. At September 30, 2007, we recorded compensation expense of $11,452 and unamortized options of $125,977 to be amortized over the one year contract period.

A summary of stock options and warrants is as follows:

	Options	Weighted Ave Price	Warrants	Weighted Ave Price
Outstanding 03/31/07	300,000	$1.00	-	$ -
Granted	2,125,000	1.26	375,000	0.60
Cancelled	(300,000)	1.00	-	-
Exercised	-	-	-	-
Outstanding 09/30/07	2,125,000	$1.26	375,000	$0.60

Note 4 - Asset Retirement Obligation

Our asset retirement obligations relate to the abandonment of oil and natural gas wells. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations:

September 30,
2007
Asset retirement obligation, beginning of period	$ 23,908
Liabilities incurred during the period	347,000
Liabilities settled during the period	-
Accretion	7,152
Asset retirement obligations, end of period	$ 378,060

Note 5 - Long-Term Debt

On April 11, 2007, we entered into a Securities Purchase Agreement, Registration Rights Agreements, Senior Secured Debentures, a Pledge and Security Agreement, a Secured Guaranty, and other related agreements (the “Financing Agreements”), with DKR Soundshore Oasis Holding Fund Ltd., West Coast Opportunity Fund, LLC, Enable Growth Partners LP, Enable Opportunity Partners LP, Glacier Partners LP, and Frey Living Trust (the “Buyers”). Pursuant to the Financing Agreements, we authorized a new series of senior secured debentures (the

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

“Debentures”). Under the terms of the Financing Agreements, we agreed to sell Debentures for a total purchase price of $9,000,000. In connection with the purchase, we agreed to issue to each of the Buyers one share of our common stock for each dollar purchased for a total issuance of 9,000,000 shares. The first closing occurred on April 12, 2007 with a total of $6,300,000 in debentures being sold and the remaining $2,700,000 closing on June 21, 2007.

The proceeds from the debentures were allocated to the note payable and the stock issued based on the fair market value of each item that we calculated to be $9,000,000 for each item. Since each of the instruments had a value equal to 50% of the total, we allocated $4,500,000 to stock and $4,500,000 to the note. We have recorded the maturity value of the note at $9,000,000 and in the equity section we recorded the loan costs of $4,500,000 that will accrete as interest based on the interest method over the period of issue to maturity. The amount of interest accreted for the period ended September 30, 2007 was $462,484. The unamortized loan interest at September 30, 2007 was $4,037,516.

Net Proceeds from the debentures totaled $8,346,922 after payment of $653,078 of fees. Also included as fees relating to the debentures was the fair market value of the warrant of $280,591. We allocated $466,835 (50% of the costs) to unamortized loan fees and will amortize those fees over the life of the debentures. For the period ended September 30, 2007 we recorded as loan fee expense $73,857 and the unamortized loan fees were $392,978. The remaining fees of $466,834 were offset against paid in capital as these were costs associated with the equity portion of the debenture.

The Debentures have a three-year term, maturing on March 31, 2010, and bear interest at a rate equal to 10% per annum. Interest is payable quarterly in arrears on the first day of each succeeding quarter. We may pay interest in either cash or registered shares of our common stock. The Debenture has no prepayment penalty so long as we maintain an effective registration statement with the Securities Exchange Commission and provided we give six (6) business days prior notice of redemption to the Buyers. The Debentures are guaranteed, pursuant to the “Secured Guaranty” and “Pledge and Security Agreement” by us and secured by a security interest in all of our assets and assignments of production.

Pursuant to the agreements, during the term of the debentures, we are required to produce a minimum average daily quantity of oil and natural gas. The production thresholds will be measured at six month intervals beginning December 31, 2007 and ending on September 30, 2009. In the event that for any Measurement Date specified above, we do not meet the production thresholds applicable to such Measurement Date, then we shall issue to the Buyers an aggregate 3,000,000 shares of common stock for each threshold date (up to 12,000,000 shares total). Each Buyer may elect to receive common stock purchase warrants in lieu of its allocation of shares of common stock. Such warrants shall have an exercise price of $0.01 per share and be exercisable for a four year term. At September 30, 2007, we believe our production levels will be sufficient to meet the required threshold levels and the previously unamortized cost relating to loan penalty of $12,000,000 and the related loan penalty expense of $2,126,271 have been reversed.

Pursuant to the terms of the Registration Rights Agreement between us and the Buyers, we are

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and Subsidiary

Notes to Consolidated Financial Statements

obligated to file a minimum of three registration statements registering the 9,000,000 shares of common stock or shares of common stock underlying the common stock purchase warrants, 3,000,000 interest shares potentially due under the Debentures, and up to 12,000,000 production threshold shares. If we fail to obtain and maintain effectiveness of a registration statement, we will be obligated to pay cash to each Buyer equal to: (i) 0.5% of the aggregate purchase price allocable to such Buyer’s registrable securities included in such registration statement for the first 30 day period following such effectiveness failure or maintenance failure, (ii) 0.75% of the aggregate Purchase price allocable to such Buyer’s registrable securities in such registration statement for the following thirty day period; and (iii) 1% of the aggregate purchase price allocable to such Buyer’s registrable securities included in the registration statement for every thirty day period thereafter. These payments are capped at 10% of the Buyer’s original purchase price under the Debentures. The first registration statement, registering 3,000,000 shares of common stock, became effective on August 14, 2007.

On September 1, 2007, we entered into a purchase and sales contract between DD Energy and various entities and individuals for the acquisition of oil properties located in eastern Kansas (see note 6) for the total purchase price of $2,700,000. Pursuant to the agreement, we paid cash at closing in the amount of $1,735,000 and entered into promissory notes totaling $965,000. Each promissory note bears interest at a rate of 5% per annum and matures September 1, 2008. In connection with this acquisition, we obtained additional financing through Cornerstone Bank in the amount of $1,735,000. This note bears interest at 8.5% per annum and matures on September 27, 2011.

On September 28, 2007, we financed the purchase of vehicles totaling $31,976 through GE Money Bank. This note is for seven years and bears interest at 6.99% per annum.

Loans and notes payable consist of the following:

September 30, 2007
Long term debenture	$ 9,000,000
Note payable – Cornerstone	1,735,000
Promissory notes payable	965,000
Note payable	31,976
Convertible note payable	25,000
Total loans and notes payable	$ 11,756,976

Note 6 - Oil & Gas Properties

On April 9, 2007, we entered into a “Joint Exploration Agreement” with a shareholder, MorMeg, LLC, whereby we agreed to advance $4,000,000 to a joint operating account for further development of MorMeg’s Black Oaks leaseholds in exchange for a 95% working interest in all production originating from the Black Oaks field until such point when total revenues are equal

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

to development costs. Upon equalization of development cost and revenue, our working interest will adjust downward to 70% and MorMeg will increase their working interest to 30%. In addition, we agreed to pay MorMeg, LLC a one time cash payment in the amount of $200,000 and issue 360,000 shares of our common stock pursuant to the original amended letter agreement dated December 15, 2006. As of September 30, 2007, we fulfilled this obligation.

On April 18, 2007, we entered into a “Purchase and Sale Agreement” with MorMeg, LLC, a related party, to acquire the lease interests of certain producing properties for cash in the amount of $400,000. We obtained an independent valuation of the properties that determined the fair market value exceeded the amount paid. Our obligation for payment has been fulfilled at September 30, 2007.

On August 10, 2007, we entered into an amended and restated “Letter Agreement” with Euramerica Energy, Inc. (“Euramerica”) whereby we granted an option to Euramerica for the purchase of our Gas City Property at a purchase price of $1,200,000 expiring March 1, 2008. For consideration of the option, Euramerica has paid $524,000 towards exploratory drilling costs associated with the development of the Gas City Property. We will receive a 10% management fee paid from net revenue interest for services provided during the development. If Euramerica exercises its purchase option on or before March 1, 2008, $300,000 would be due upon execution of the purchase agreement and the remaining $900,000 would be due in three equal installments of $300,000 payable quarterly. We will retain title on these properties until the purchase price has been paid in full. In addition, as part of this agreement, Euramerica will be required to provide up to $2,000,000 in additional well development funding for the project on or before August 31, 2008. If the well development funding is not paid on or before August 31, 2008, title to the property will revert back to us. We will continue to receive a 5% working interest in the properties until equalization of development cost and revenue, thereafter, our working interest will adjust upwards to 25% and Euramerica will decrease their working interest to 75%.

On September 14, 2007, we entered into a purchase agreement for the acquisition of a 100% working interest in leaseholds located in three counties in eastern Kansas for a cash purchase price of $800,000.

On September 27, 2007, we entered into a purchase and sale agreement with certain related parties through our wholly owned subsidiary, DD Energy, Inc. (“DD”), to acquire oil leases in eastern Kansas for a purchase price of $2.7 million. We obtained an independent valuation of the properties that determined the fair market value exceeded the amount paid.

Note 7 - Related party transactions

On October 30, 2006, we entered into an agreement with a shareholder to sell the patent we received in the reverse merger. We received a note for $10,000 payable on December 31, 2006 for the patent. As of September 30, 2007 the principal amount of the note was repaid and we agreed to write off the accrued interest.

EnerJex Resources, Inc.

and Subsidiary

Notes to Consolidated Financial Statements

On June 14, 2007, we entered into a “Separation Agreement” with our former Chief Financial Officer Pursuant to the agreement, we agreed to pay a total of $56,000 as severance subject to payment in full of the outstanding promissory note in the amount of $22,000 and accrued interest.

Note 8 - Commitments and Contingencies

Pursuant to the terms of our financing agreement entered into on April 11, 2007, we have committed to various 30-day average production thresholds as follows: (1) the equivalent of 180 Barrel of Oil Equivalent Per Day (BOPDE) by December 31, 2007; (2) 182 BOPDE by June 30, 2008; (3) 170 BOPDE by December 31, 2008 (4) 206 BOPDE by June 30, 2009. If we do not meet those thresholds on any of the days we will be required to issue an additional 3,000,000 registered shares to the debenture holders for each period we fail to meet the thresholds. Based on our production at September 30, 2007, we believe that we will meet all production thresholds therefore not incur any penalties. In the first quarter we recorded a loan penalty expense of $2,126,271 when it was uncertain as to whether we would reach production thresholds. In the second quarter we have reversed this loan penalty expense and have recorded other income of $2,126,271. As of September 30, 2007, there is no provision for loan penalties.

In the event we are unable to meet registration requirements, we may have to pay a penalty, ranging from 0.5% to 10%, to the debenture holders.

Note 9 - Subsequent Events

On November 1, 2007, we entered into an employment agreement with Mr. Jay Schendel for a term of one year. Pursuant to his agreement, we granted options to purchase 50,000 shares of our common stock. The options have an exercise price of $1.25 and expire on October 31, 2011. The fair value of the options based on the Black-Scholes pricing model totaled $36,774. The following assumptions were used in the valuation: stock price-$0.80; exercise price-$1.25; life 4 years; volatility 181%; yield-4.02. The option value will be amortized over the term of the employment agreement.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

Dealer Prospectus

Delivery Obligation

Until _________, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

_________, 2007

ENERJEX RESOURCES, INC.
TABLE OF CONTENTS

Prospectus Summary...

Summary Financial Information...

Risk Factors...

About This Prospectus...

Available Information...

Special Note Regarding Forward-Looking Information...

Use of Proceeds...

Selling Stockholders...

Plan of Distribution...

Legal Proceedings...

Directors, Executive Officers, Promoters and

Control Persons...

Security Ownership of Beneficial Owners and

Management ...

Description of Securities...

Interest of Named Experts and Counsel...

Disclosure of Commission Position on Indemnification for Securities Act Liabilities...

Description of Business...

Management’s Discussion and Analysis of

Financial Condition and Results of Operations...

Description of Property...

Certain Relationships and Related Transactions...

Market for Common Equity and Related

Stockholder Matters...

Executive Compensation...

Changes in and Disagreements with Accountants...

Audited Financial Statements

Report of Independent Registered Pubic

Accounting Firm...

Consolidated Balance Sheet...

Consolidated Statement of Operations...

Consolidated Statement of Stockholders’ Equity...

Consolidated Statement of Cash Flows ...

Notes to Consolidated Financial Statements...

Unaudited Financial Statements

Consolidated Balance Sheet...

Consolidated Statement of Operations...

Consolidated Statement of Stockholders’ Equity...

Consolidated Statement of Cash Flows ...

Notes to Consolidated Financial Statements...

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of EnerJex Resources, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of EnerJex Resources, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in EnerJex Resources, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Company in connection with the sale and distribution of the shares registered hereby.

SEC Registration Fee	$92.10
Accounting Fees and Expenses	$2,500.00
Legal Fees and Expenses	$25,000
Printing Expenses	$150
Miscellaneous Expenses	$350

Total	$28,092.10

RECENT SALES OF UNREGISTERED SECURITIES

Within the past three years we have issued and sold the following unregistered securities:

On July 25, 2006, we issued 157,823 shares of our restricted common stock to Paul Branagan (former sole officer of the Company), pursuant to his conversion of $40,000 of liabilities owed to him by the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The recipient of

3

the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our president and directors on several occasions prior to its investment decision.

Effective August 15, 2006, we instituted a 1 for 253.45 reverse split of our outstanding shares of common stock pursuant to our merger with EnerJex Kansas completed on August 15, 2006.

On August 15, 2006, we agreed to issue 11,833,000 shares of our restricted common stock to the stockholders of EnerJex Kansas pursuant to the merger (shares were issued on September 7, 2006). We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D, Rule 506. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and Exchange Act reports. We reasonably believe that the recipients, immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision.

On August 16, 2006, we granted 300,000 stock options to Todd Bart in consideration of his services as Chief Financial Officer of the Company. 100,000 options were to vest each year on the date of the anniversary of the agreement. Pursuant to the June 14, 2007 Separation Agreement we entered into with our former Chief Financial Officer Todd Bart, we vested his 300,000 options and he had until September 13, 2007 to exercise the options. We believe that the grant of the options was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The recipient of the options was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to granting the options, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our president and directors on several occasions prior to its investment decision.

On October 24, 2006, we issued 15,000 shares of our restricted common stock to William Stoeckinger for his assistance in the assessment of well data and geology. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our president and directors on several occasions prior to its investment decision.

On October 26, 2006, we issued 200,000 shares of our restricted common stock to Stoecklein Law Group for professional legal services provided to the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of

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1933 by virtue of Section 4(2). The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our president and directors on several occasions prior to its investment decision.

On October 26, 2006, we issued 340,000 shares of our restricted common stock to Paul Branagan pursuant to his agreement to convert all of the liabilities owed to him by the Company into shares of our common stock. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our president and directors on several occasions prior to its investment decision.

On October 26, 2006, we issued 170,000 shares of our restricted common stock to 3GC Ltd. pursuant to its agreement to convert all of the liabilities owed to 3GC Ltd. by the Company into shares of our common stock. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our president and directors on several occasions prior to its investment decision.

On December 12, 2006, we agreed to issue 320,000 shares of our restricted common stock to MorMeg, LLC pursuant to the Amendment No. 1 to the Letter Agreement dated December 12, 2006 (shares were issued on February 27, 2007). We believe that the issuance of the shares will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our president and directors on several occasions prior to its investment decision.

Pursuant to the Senior Secured Debentures and the Financing Agreements related thereto, on April 11, 2007, the Buyers funded $6,300,000, and concurrent with First Closing, we issued 6,300,000 shares of restricted common stock to six accredited investors on April 13, 2007. Pursuant to the terms of the Securities Purchase Agreement, the Buyers funded an additional $2,700,000 at the second closing on June 21, 2007 and we issued an additional 2,700,000 shares of restricted common stock on June 26, 2007.

Additionally, in the event EnerJex Kansas does not meet certain production thresholds described

5

below, we shall issue to the Buyers up to an additional 12,000,000 shares of common stock or warrants to purchase shares of common stock.

EnerJex Kansas is required to produce a minimum 30-day average daily quantity of oil and natural gas of no less than the following on each of the following dates:

	12/31/07	06/30/08	12/31/08	06/30/09
BOPDE Production	180*	182	170	206

* Management believes our current production will exceed the initial threshold requirements.

Additionally, we issued a warrant to purchase 375,000 shares of our common stock to CK Cooper as a private placement fee on April 12, 2007. The warrant has an exercise price of $0.60 per share and expires on April 11, 2010.

The Company believes that the issuance and sale of the securities (Debentures, common stock and common stock purchase warrants) and the issuance of warrants to CK Cooper were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The Securities were issued directly by the Company and did not involve a public offering or general solicitation. The Buyers of the Debentures and CK Cooper (the recipients of the Securities) are “Accredited Investors” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. The Buyers, and/or their representatives, and CK Cooper were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. The Company reasonably believes that the Buyers and CK Cooper, immediately prior to receiving the Securities, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. The Buyers and CK Cooper, and/or their representatives had the opportunity to speak with the Company’s management on several occasions prior to their investment decision.

On May 4, 2007, our newly formed Governance, Compensation and Nominating Committee (the “Committee”) agreed to compensate the Audit Committee Chairman, Daran Dammeyer, $2,500 per month in cash and $1,000 per month in shares of the Company’s common stock. Additionally, it was agreed that Mr. Dammeyer will be issued the first twelve months of the stock compensation, 9,600 shares, immediately (the 9,600 shares were issued to Mr. Dammeyer on June 1, 2007).

In addition, the Committee agreed to grant the following options to the following persons:

Person Issued to	No. of options	Exercise Price	Term	Option Plan
Steve Cochennet, CEO	1,000,000	$1.25	4 Years	2000
Daran Dammeyer, Director	200,000	$1.25	4 Years	2002/2003
Robert (Bob) Wonish, Director	200,000	$1.25	4 Years	2002/2003
Darrel Palmer, Director	200,000	$1.25	4 Years	2002/2003
Mark Haas, Service provider	300,000	$1.25	4 Years	2002/2003
Brad Kramer, Employee	75,000	$1.25	4 Years	2002/2003
Maureen Elton, Employee	50,000	$1.25	4 Years	2002/2003
Total:	2,025,000

We believe that the above disclosed issuance of shares and grant of options were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section

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4(2). The recipients of the shares and options were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipients, immediately prior to issuing the shares or granting the options, had such knowledge and experience in their financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with the Company’s president and directors on several occasions prior to their investment decision.

On May 22, 2007, we issued 15,000 shares of our restricted common stock to P & R Oil Field Services for oil field services. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits mad risks of its investment. The recipient had the opportunity to speak with our president and directors on several occasions prior to its investment decision.

On August 1, 2007, we granted Dede Jones, Director of Finance and Accounting of the Company, an option to purchase 100,000 shares of our restricted common stock at $1.50 per share for a period of four years expiring on July 31, 2011. We believe that the grant of options were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The recipient of the options was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make her investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to granting the options, had such knowledge and experience in their financial and business matters that she was capable of evaluating the merits and risks of her investment. The recipient had the opportunity to speak with the Company’s president and directors on several occasions prior to her investment decision.

On November 1, 2007, we granted Jay Schendel, Field Operations Supervisor of the Company, an option to purchase 50,000 shares of our restricted common stock at $1.25 per share for a period of four years expiring on October 31, 2011. We believe that the grant of options were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The recipient of the options was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make her investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to granting the options, had such knowledge and experience in their financial and business matters that she was capable of evaluating the merits and risks of her investment. The recipient had the opportunity to speak with the Company’s president and directors on several occasions prior to her investment decision.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

UNDERTAKINGS

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A.	The undersigned registrant hereby undertakes to:

(1)       File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)       Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)      Include any additional or changed material information on the plan of distribution.

(2)       For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)       File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.

(1)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(2)      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Las Vegas, State of Nevada on December 27, 2007.

ENERJEX RESOURCES, INC.

By: /s/Steve Cochennet

Steve Cochennet, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/Steve Cochennet	President, Secretary/Treasurer,	December 27, 2007
Steve Cochennet	CEO, Chairman

/s/Steve Cochennet	Principal Financial Officer	December 27, 2007
Steve Cochennet

/s/Daran G. Dammeyer	Director	December 27, 2007
Daran G. Dammeyer

/s/Darrel G. Palmer	Director	December 27, 2007
Darrel G. Palmer

EXHIBIT INDEX

			Incorporated by reference
Exhibit number	Exhibit description	Filed herewith	Form	Period ending	Exhibit No.	Filing date
2.1	Acquisition Agreement dated August 22, 2000 between Millennium and SCAC Holdings, Inc.		8-K		1.1	8/31/00

2.2	Agreement and Plan of Merger dated November 23, 1999 between Millennium and Graduated Plastics, Inc.		8-K		1.1	12/6/99

2.3	Agreement and Plan of Merger dated July 31, 2006, effective date August 15, 2006, between Millennium and Midwest Energy, Inc.		8-K		2.3	8/16/06

3(i).a	Amended and Restated Articles of Incorporation of Millennium filed with the State of Nevada on 12/6/99.		8-K		1.2	12/6/99

3(i).b	Certificate of Incorporation of Solplax Limited filed in Dublin, Ireland on 2/28/96.		SB-2		3ii	2/23/01

3(i).c	Amended and Restated Articles of Incorporation of Millennium filed with the State of Nevada on July 31, 2006, effective date August 15, 2006.		8-K		3ic	8/16/06

3(ii)	Amended and Restated Bylaws of Millennium dated 12/2/99.		SB-2		3ib	2/23/01

4.1	Article VI of Amended and Restated Articles of Incorporation of Millennium.		8-K		1.3	12/6/99

4.2	Article II and Article VIII, Sections 3 & 6 of Amended and Restated Bylaws of Millennium.		SB-2		4.1	2/23/01

5	Opinion of Legal Counsel (Stoecklein Law Group) – Dated December 27, 2007.	X

10.1	Patent Assignment and Royalty Agreement between Solplax Limited and Graduated Plastics, Inc. dated 9/30/99.		8-K		1.5	12/6/99

10.2	Addendum to Patent Assignment and Royalty Agreement between Solplax Limited, SCAC Holdings Corp. and Graduated Plastics, Inc. dated 12/1/99.		8-K		1.1	12/8/99

10.3	3GC Limited, Letter of Investment Intent.		10-QSB		10	2/14/01

10.4	Commercial Lease Agreement		10-KSB		10.4	7/16/01

10.5	Consulting Agreement between The Gingrich Group the Millennium Plastics		10-KSB		10.5	7/16/01

10.6	Letter of Engagement between Millennium Plastics and International Profit Associates		10-KSB		10.6	7/16/01

10.7	Stock Cancellation Agreement/Waiver and Release Agreement		10-KSB/A		10.7	3/18/03

10.8	Agreement between Millennium Plastics Corp. and Miltray Investment Ltd.		10-KSB/A		10.8	3/18/03

10.9	Letter Agreement with MorMeg, LLC, dated September 26, 2006		8-K		10.9	10/13/06

10.10	Amendment No. 1 to Letter Agreement with MorMeg, LLC, dated 12/12/06		8-K		10.10	1/8/07

10.11	Securities Purchase Agreement – dated 4/11/07	8-K	10.11	4/16/07

10.12	Registration Rights Agreement – dated 4/11/07	8-K	10.12	4/16/07

10.13	Senior Secured Debenture – ($3,500,000) West Coast Opportunity Fund, LLC, dated 4/11/07	8-K	10.13	4/16/07

10.14	Senior Secured Debenture – ($700,000) DKR Soundshore Oasis Holding Fund Ltd., dated 4/11/07	8-K	10.14	4/16/07

10.15	Senior Secured Debenture – ($1,050,000) Enable Growth Partners, LP, dated 4/11/07	8-K	10.15	4/16/07

10.16	Senior Secured Debenture – ($350,000) Enable Opportunity Partners LP, dated 4/11/07	8-K	10.16	4/16/07

10.17	Senior Secured Debenture – ($350,000) Glacier Partners LP, dated 4/1/07	8-K	10.17	4/16/07

10.18	Senior Secured Debenture – ($350,000) Frey Living Trust, dated 4/11/07	8-K	10.18	4/16/07

10.19	Secured Guaranty – dated 4/11/07	8-K	10.19	4/16/07

10.20	Pledge and Security Agreement – dated 4/11/07	8-K	10.20	4/16/07

10.21	Joint Exploration Agreement – dated 3/30/07	8-K	10.21	4/16/07

10.22	Purchase and Sale Agreement with MorMeg, LLC dated 4/18/07	8-K	10.22	5/02/07

10.23	Amended and Restated 2002/2003 Stock Option Plan	8-K	10.23	5/11/07

10.24	Senior Secured Debenture – ($1,500,000)West Coast Opportunity Fund, LLC, dated June 21, 2007	8-K	10.24	6/25/07

10.25	Senior Secured Debenture – ($300,000) DKR Soundshore Oasis Holding Fund Ltd., dated, June 21, 2007	8-K	10.25	6/25/07

10.26	Senior Secured Debenture – ($450,000) Enable Growth Partners LP, dated June 21, 2007	8-K	10.26	6/25/07

10.27	Senior Secured Debenture – ($150,000) Enable Opportunity Partners LP, dated June 21, 2007	8-K	10.27	6/25/07

10.28	Senior Secured Debenture – ($150,000) Glacier Partners LP, dated June 21, 2007	8-K	10.28	6/25/07

10.29	Senior Secured Debenture – ($150,000) Frey Living Trust, dated June 21, 2007	8-K	10.29	6/25/07

10.30	Mortgage, Security Agreement and Assignment of Production, dated June 21, 2007.	8-K	10.30	6/25/07

10.31	Separation Agreement dated June 14, 2007.	8-K	10.31	6/29/07

10.32	Amended and Restated Well Development Agreement and Option for “Gas City Property (Iola & Teats)”, dated August 10, 2007	10-QSB	6/30/07	10.31	8/17/07

10.33	Purchase and Sale Contract dated September 27, 2007	8-K		10.32	10/02/07

10.34	Purchase and Sale Contract dated September 14, 2007	10-QSB	9/30/07	10.33	11/14/07

10.35	Amendment No. 1 to Well Development Agreement and Option for "Gas City Property" dated December 10, 2007		8-K	10.35	12/20/07

10.36	Debenture Holder Amendment Letter dated December 10, 2007		8-K	10.35	12/20/07

23.1	Consent of Weaver & Martin, LLC – Dated December 26, 2007.	X

23.2	Consent of Legal Counsel (Stoecklein Law Group) – Dated December 27, 2007.	X

99.1	2000-2001 Stock Option Plan approved by Stockholders on 9/25/00.		10-QSB	99.2	2/14/01

99.2	2002-2003 Stock Option Plan dated August 1, 2002		10-KSB/A	99.2	3/18/03

99.3	Governance, Compensation and Nominating Committee Charter		8-K	99.1	5/11/07

99.4	Audit Committee Charter		8-K	99.2	5/11/07

99.5	Corporate Governance Guidelines		10-KSB	99.5	6/13/07

99.6	Code of Ethics		10-KSB	99.6	6/13/07